Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.	Execution Version

AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

by and between

EISAI CO., LTD.

and

EPIZYME, INC.

CONFIDENTIAL

- ii -

List of Exhibits

Exhibit A	-	EPIZYME Patents (as of the Restatement Date)
Exhibit B	-	Transition Matters
Exhibit C	-	Press Release
Exhibit D	-	Asia

- iii -

AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT

This AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of the 12th day of March, 2015 (the “Restatement Date”) by and between Epizyme, Inc., a Delaware corporation having its principal place of business at 400 Technology Square, 4th Floor, Cambridge, Massachusetts 02139, U.S.A. (“EPIZYME”), and Eisai Co., Ltd., a Japan corporation, having its principal place of business at Koishikawa 4-6-10, Bunkyo-Ku, Tokyo 112-8088, Japan (“EISAI”). EPIZYME and EISAI are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, EPIZYME possesses proprietary technology and intellectual property to identify and develop novel, small molecule histone methyltransferase (“HMT”) inhibitors;

WHEREAS, EISAI possesses expertise in the Development and Commercialization (each as defined below) of human pharmaceuticals;

WHEREAS, EISAI and EPIZYME previously entered into a Collaboration and License Agreement effective April 1, 2011 (such agreement, as previously amended, the “Prior Agreement” and such date, the “Prior Agreement Effective Date”) under which they collaborated with respect to the Development and Commercialization of EZH2 Compounds (as defined below);

WHEREAS, EISAI and EPIZYME now desire to amend and restate the Prior Agreement to reflect their agreement to engage in further collaborative efforts pursuant to which EPIZYME will carry out global Development activities directed to EZH2 (as defined below) and Commercialize resulting Licensed Products (as defined below) in the EPIZYME Territory (as defined below) and EISAI will carry out Japan-Specific Development Activities (as defined below) directed to such Licensed Products and Commercialize such Licensed Products in the EISAI Territory (as defined below); and

WHEREAS, concurrently with the execution of this Agreement, EISAI and EPIZYME are separately amending and restating their letter agreement dated December 21, 2012 regarding their Companion Diagnostics Agreement dated December 18, 2012 (the “Existing RMS Agreement”) with Roche Molecular Systems, Inc., as amended (such amended and restated letter agreement, the “Amended CDx Letter Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Affiliate” means, with respect to a Person, any other Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Prior Agreement Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.2 “Applicable Commercialization Party” means EISAI with respect to the EISAI Territory and EPIZYME with respect to the EPIZYME Territory.

1.3 “Asia” means the countries identified on Exhibit E.

1.4 “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. § 401.

1.5 “Business Day” means a day on which banking institutions in Boston, Massachusetts are open for business, excluding any Saturday or Sunday.

1.6 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.7 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.8 “cGMP” means all Laws governing Manufacturing practices for intermediates, bulk products or finished products, including the regulations set forth in the FDA’s current Good Manufacturing Practices, 21 CFR Parts 210 and 211, and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time.

1.9 “Change of Control Event” means (a) a Party (i) merges or consolidates with any Third Party, or (ii) effects any other transaction or series of related transactions involving the transfer of capital stock of such Party to a Third Party, other than a transaction in which such Party or underwriters for such Party sell securities of such Party (A) in a public offering, or (B) directly to bona fide venture capital investors or bona fide institutional investors that routinely make such investments for the potential financial return on such investments and not with any view to acquisition, in the case of each of the foregoing clauses (i) and (ii) such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer beneficially own more than fifty percent (50%) of the outstanding voting securities of the surviving entity or the ultimate parent of the surviving entity, following the closing of such merger, consolidation, other transaction or series of related transactions; (b) such Party sells all or substantially all of its business or assets to which this Agreement relates to a Third Party; or (c) any “person” or “group” (as such terms are defined under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934) obtains control (as defined in Section 1.1) of such Party.

1.10 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or a study incorporating more than one of these phases.

1.11 “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.12 “Collaboration Know-How” means EISAI Collaboration Know-How and EPIZYME Collaboration Know-How.

1.13 “Collaboration Patents” means EISAI Collaboration Patents and EPIZYME Collaboration Patents.

1.14 “Commercialization” and “Commercialize” means all activities undertaken with respect to a product relating to marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies (that are not required to obtain or maintain such Regulatory Approval), obtaining pricing and reimbursement approval, in each case with respect to such product, any importing, offering for sale, distribution and sale of such product, identifying, screening or diagnosing patients as potential users of such product, interacting with Regulatory Authorities regarding the foregoing, and Manufacturing commercial supplies for the foregoing activities.

1.15 “Commercially Reasonable Efforts” means:

(a) with respect to EPIZYME, subject to the last paragraph of this Section 1.15, such efforts that are consistent with the efforts and resources normally used by EPIZYME in the exercise of its reasonable business discretion relating to the Development and Commercialization of a potential pharmaceutical product:

(i) that is at a similar stage in its Development or product life as the relevant Compound, Licensed Compound or Licensed Product; and

(ii) that has commercial and market potential similar to the relevant Compound, Licensed Compound or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position and profitability (including pricing and reimbursement status achieved or likely to be achieved, and royalties and other payments required under this Agreement); and

(b) with respect to EISAI, such efforts that are consistent with the efforts and resources normally used by EISAI in the exercise of its reasonable business discretion relating to the Development and Commercialization of a potential pharmaceutical product:

(i) that is at a similar stage in its Development or product life as the relevant Compound, Licensed Compound or Licensed Product; and

(ii) that has commercial and market potential similar to the relevant Compound, Licensed Compound or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position and profitability (including pricing and reimbursement status achieved or likely to be achieved, and royalties required under this Agreement).

“Commercially Reasonable Efforts” shall be determined on a country-by-country basis, except that the Party may consider the impact of its efforts and resources expended with respect to any country on any other country. If either Party grants a sublicense or assigns its rights and obligations under this Agreement to an Affiliate or Third Party as permitted under this Agreement, then, with respect to such Sublicensee, assignee or designee, Commercially Reasonable Efforts shall mean the efforts and resources (as defined above in this Section 1.15) normally used by the Party granting the sublicense, assigning its rights and obligations, qualified by the items in clause (a)(i) – (ii), inclusive, if EPIZYME is the sublicensing, assigning or designating Party, and qualified by the items in clause (b)(i) – (ii), inclusive, if EISAI is the sublicensing, assigning or designating Party; provided that if a Change of Control Event occurs with respect to EPIZYME, and the Person that acquires, combines with or comes to control EPIZYME or acquires EPIZYME’s assets as a result of such Change of Control Event (or any of such Person’s then-existing Affiliates) already has a Competing Program, then from and after such Change of Control Event Commercially Reasonable Efforts with respect to EPIZYME shall not be less than the level of efforts and resources normally used by a company in the global research-based biotechnology and pharmaceutical industries, qualified by the items in clause (a)(i) – (ii), inclusive.

1.16 “Comparable Third Party Product” means, with respect to a Therapeutic Product in any country in the EPIZYME Territory, any pharmaceutical product sold by a Third Party in such country not authorized by or on behalf of EPIZYME, its Affiliates or Sublicensees, and with respect to a Therapeutic Product in the EISAI Territory, any pharmaceutical product sold by a Third Party in the EISAI Territory not authorized by or on behalf of EISAI, its Affiliates or Sublicensees, in each case that:

(a) contains, as an active pharmaceutical ingredient, the same Compound as the Licensed Compound contained in the applicable Therapeutic Product; and

(b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Therapeutic Product.

1.17 “Comparable Third Party Product Competition” means, with respect to a Therapeutic Product in any country in the Territory in a given Calendar Quarter, that, during such Calendar Quarter:

(a) one or more Comparable Third Party Product(s) is commercially available in such country; and

(b) such Comparable Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Therapeutic Product and the Comparable Third Party Product(s) collectively (based on sales of units of such Therapeutic Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by EPIZYME and EISAI). As used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product.

1.18 “Compound(s)” means a small molecule HMT inhibitor.

1.19 “Control”, “Controls” or “Controlled” means, with respect to any intellectual property right or Know-How, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control (as defined in Section 1.1) over an Affiliate with such right) to grant the licenses or sublicenses under such intellectual property right or Know-How as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, intellectual property rights or Know-How of a Party that is licensed or otherwise acquired from a Third Party after the Prior Agreement Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party (but subject to Section 6.4.4(b)).

1.20 “Cost of Goods” means a Party’s (or its Affiliates’) fully allocated costs of Manufacturing (or acquiring from a Third Party) Licensed Compound or Licensed Product for Development or Commercialization, without markup, determined in accordance with GAAP, consistently applied. For purposes of this definition, “fully allocated costs” means direct and identifiable internal and external costs and charges consisting of the following:

(a) with respect to Manufacturing activities conducted by such Party (or its Affiliates), “fully allocated costs” of Manufacturing Licensed Compound or Licensed Product shall consist of the following costs and charges: (i) costs of active pharmaceutical ingredients, other raw materials and packaging components, plus inbound and outbound freight/transportation, duty, quality assurance (i.e., testing, documentation and release of drug product), and other direct raw materials costs, (ii) labor costs directly involved with the Manufacturing of or acquiring Licensed Compound or Licensed Product, including quality assurance (i.e., testing, documentation and release of drug product), (iii) manufacturing plant overhead charges reasonably allocable to the Licensed Compound or Licensed Product, including indirect labor and indirect expenses necessary to support Manufacturing of Licensed Compound or Licensed Product and depreciation, purchase price variances and other manufacturing variances, utilities, manufacturing management and administration costs, general supplies, transportation, warehouse equipment and IT, maintenance, repair and installation costs, costs of other plant services (waste treatment, waste incineration), ongoing stability program costs, technical services (process design and process improvement), and security, in each case to the extent reasonably allocable to the Licensed Compound or Licensed Product, and (iv) direct write-offs for inventory adjustments and losses due to expired, spoiled, damaged or otherwise unsaleable Licensed Compound or Licensed Product (but excluding costs due to negligence or willful misconduct of such Party or its Affiliates); but excluding (w) costs and charges related to or occasioned by unused manufacturing capacity, (x) the manufacture of other products at such Party’s manufacturing facilities, (y) amortization of property, plant or equipment not reasonably related to Manufacturing of Licensed Compound or Licensed Product hereunder, and (z) allocation of general corporate overhead or other administrative costs or expenses not directly or indirectly involved in the management of manufacturing, material procurement or product distribution for Licensed Compound or Licensed Product; and

(b) with respect to Manufacturing activities conducted by Third Parties for such Party or its Affiliates, “fully allocated costs” shall consist of the invoiced costs and charges of suppliers of goods and services directly related to such Manufacturing activities.

1.21 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the Manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.22 “Develop” or “Development” means discovery, research, preclinical development, clinical development with respect to a product, including identification, characterization, optimization, non-clinical testing, pharmacology studies, toxicology studies, formulation, chemical analysis, bioanalytical analysis, material performance studies (such as measurements of stability, physical form, dissolution, or visual or spectroscopic analysis, and the like), Manufacturing process development and scale-up (including active pharmaceutical ingredient and drug product production), Manufacturing pre-clinical and clinical supplies for the foregoing activities, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies, interacting with Regulatory Authorities regarding the foregoing, and all other activities relating to seeking, obtaining or maintaining any Regulatory Approvals for such product from the FDA or any other applicable Regulatory Authority.

1.23 “Development Costs” means, with respect to Development activities performed by or on behalf of a Party hereunder, all costs and expenses of such Party and its Affiliates that are paid or payable to Third Parties and specifically associated with the conduct of such activities. For clarity, Development Costs shall not include internal costs of a Party or its Affiliates with respect to Development activities, including costs with respect to the employees of such Party or its Affiliates, and costs and expenses of the kinds that are normally included in full-time equivalent rates for internal personnel.

1.24 “Diagnostic Know-How” means Know-How that is necessary or reasonably useful to Develop or Commercialize any Diagnostic Product in the Field in the Territory.

1.25 “Diagnostic Patents” means Patents claiming or directed to Diagnostic Know-How.

1.26 “Diagnostic Product” means any biomarker or diagnostic assay or test that is designed for use with, or that relates to, is associated with or is correlated with patient populations that do or do not respond to treatment with, a particular Therapeutic Product or Veterinary Product, as applicable.

1.27 “Dollars” or “$” means the legal tender of the U.S.

1.28 “EISAI Collaboration IP” means EISAI Collaboration Know-How and EISAI Collaboration Patents.

1.29 “EISAI Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EISAI or its Affiliates or Sublicensees pursuant to the conduct of activities under the Collaboration or in the exercise of EISAI’s licenses under this Agreement from and after the Prior Agreement Effective Date (it being understood that any activities carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees under the Collaboration shall not be construed or interpreted to be carried out by or on behalf of EISAI, its Affiliates or Sublicensees for purposes hereof).

1.30 “EISAI Collaboration Patents” means Patents claiming or directed to EISAI Collaboration Know-How.

1.31 “EISAI IP” means EISAI Know-How and EISAI Patents.

1.32 “EISAI Know-How” means Know-How that (a) is Controlled by EISAI as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, (b) arises outside of the Collaboration, and (c) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory, but expressly excluding any Know-How Controlled by EISAI that relates to any compound or molecule that is not a Compound directed to EZH2. For purposes of clarity, EISAI Know-How includes Diagnostic Know-How Controlled by EISAI as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, but excludes any Collaboration Know-How owned by EISAI and EISAI’s interest in any Joint Know-How.

1.33 “EISAI Patent(s)” means Patents that (a) are Controlled by EISAI as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, (b) arise outside of the Collaboration, and (c) claim or are directed to EISAI Know-How, but expressly excluding any Patent that claims or is directed to the composition of matter of any compound or molecule that is not a Compound directed to EZH2. For purposes of clarity, EISAI Patents include Diagnostic Patents Controlled by EISAI as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, but exclude Collaboration Patents owned by EISAI and EISAI’s interest in any Joint Patents.

1.34 “EISAI Territory” means Japan.

1.35 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.36 “EPIZYME Collaboration IP” means EPIZYME Collaboration Know-How and EPIZYME Collaboration Patents.

1.37 “EPIZYME Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EPIZYME or its Affiliates or Sublicensees pursuant to the conduct of activities under the Collaboration or in the exercise of EPIZYME’s licenses under this Agreement from and after the Prior Agreement Effective Date (it being understood that any activities carried out by or on behalf of EISAI, its Affiliates or Sublicensees under this Agreement shall not be construed or interpreted to be carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees for purposes hereof).

1.38 “EPIZYME Collaboration Patents” means Patents claiming or directed to EPIZYME Collaboration Know-How.

1.39 “EPIZYME IP” means EPIZYME Know-How and EPIZYME Patents.

1.40 “EPIZYME Know-How” means Know-How that (a) is Controlled by EPIZYME as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, (b) arises outside of the Collaboration, and (c) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory, but expressly excluding any Know-How Controlled by EPIZYME that relates to any compound or molecule that is not a Compound directed to EZH2. For purposes of clarity, EPIZYME Know-How includes Diagnostic Know-How Controlled by EPIZYME as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, but excludes Collaboration Know-How owned by EPIZYME and EPIZYME’s interest in any Joint Know-How.

1.41 “EPIZYME Patents” means:

(a) the patents and patent applications listed on Exhibit A;

(b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any patents or patent applications set forth on Exhibit A;

(c) foreign counterparts of any of the foregoing in clause (a) or (b); and

(d) Patents other than those included in the foregoing clauses (a) through (c) that are Controlled by EPIZYME as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period and arise outside of the Collaboration, that claim or are directed to EPIZYME Know-How, but expressly excluding any Patent that claims or is directed to the composition of matter of any compound or molecule that is not a Compound directed to EZH2.

For purposes of clarity, EPIZYME Patents include Diagnostic Patents Controlled by EPIZYME as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period, but exclude Collaboration Patents owned by EPIZYME and EPIZYME’s interest in any Joint Patents.

1.42 “EPIZYME Territory” means the entire world other than Japan.

1.43 “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.44 “Executive Officers” means EPIZYME’s Chief Executive Officer and EISAI’s President of its Oncology Product Creation Unit.

1.45 “EZH2” means catalytic subunit of Polycomb repressive complex 2 (PRC2), which is a highly conserved histone methyltransferase that targets lysine-27 of histone H3.

1.46 “EZH2 Compound(s)” means any Compound(s) that:

(a) is directed to EZH2; and

(b) has an in vitro IC50 potency with a numerical value of [**] and [**] selectivity relative to the next most active HMT target, other than EZH1.

1.47 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.48 “Field” means the treatment, prevention, palliation or diagnosis of any human or veterinary disease, disorder or condition.

1.49 “First Commercial Sale” means, with respect to each Licensed Product in a country in the EPIZYME Territory or EISAI Territory, the first sale for which revenue has been recognized by the Applicable Commercialization Party or its Affiliates or Sublicensees for use or consumption by the general public of such Licensed Product in such country after Regulatory Approval (and pricing or reimbursement approval, if legally required for such sale) for such Licensed Product has been obtained in such country; provided, however, that the following shall not constitute a First Commercial Sale:

(a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product;

(b) any use of such Licensed Product in Clinical Trials, non-clinical activities or other Development activities, or disposal or transfer of Licensed Products for a bona fide charitable purpose; and

(c) treatment IND sales, named patient sales, or compassionate use.

1.50 “Global Development Plan” means the development plan approved by the JSC that sets forth the Development activities of EPIZYME with respect to Therapeutic Product(s) and related Diagnostic Product(s), as such plan may be amended from time to time in accordance with the terms hereof.

1.51 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S.).

1.52 “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.53 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.54 “Initiate” or “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Therapeutic Product.

1.55 “Japan Development Plan” means the development plan approved by the JSC that sets forth Japan-Specific Development Activities of EISAI with respect to Therapeutic Product(s), as such plan may be amended from time to time in accordance with the terms hereof.

1.56 “Japan-Specific Development Activities” means, with respect to a Licensed Product, such Development activities the primary purpose of which is to obtain or maintain Regulatory Approval of such Licensed Product in Japan.

1.57 “Joint IP” means Joint Know-How and Joint Patents.

1.58 “Joint Know-How” means Know-How that is jointly discovered, developed, invented, conceived or reduced to practice by one or more employees, agents or consultants of EPIZYME, its Affiliates or Sublicensees, on the one hand, and one or more employees, agents or consultants of EISAI, its Affiliates of Sublicensees on the other hand, pursuant to the conduct of activities under the Collaboration or in the exercise of each Party’s licenses under this Agreement from and after the Prior Agreement Effective Date.

1.59 “Joint Patent(s)” means Patents that claim or are directed to Joint Know-How.

1.60 “Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological, pre-clinical and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and Manufacturing process information, results or descriptions, software and algorithms; and

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material;

in each case ((a) and (b)) that is not generally known.

As used in this Agreement, “clinical test data” shall be deemed to include all information related to clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.61 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.62 “Licensed Compound(s)” means any EZH2 Compound(s) that is:

(a) synthesized or identified by either Party (or by any of its respective Affiliates or any Third Party working with or on behalf of such Party or any of its respective Affiliates) or jointly by or on behalf of the Parties in the conduct of the Collaboration or in the exercise of such Party’s licenses under this Agreement from and after the Prior Agreement Effective Date, excluding Compounds Controlled by either Party and first identified as EZH2 Compounds after the expiration of the Target Exclusivity Period; or

(b) otherwise Controlled by EPIZYME as of the Prior Agreement Effective Date or at any time thereafter prior to the expiration of the Target Exclusivity Period.

1.63 “Licensed Product” means any Therapeutic Product, any Diagnostic Product or any Veterinary Product, as applicable.

1.64 “MAA” means a regulatory application filed with the EMA or MHLW seeking Regulatory Approval of a Licensed Product, and all amendments and supplements thereto filed with the EMA or MHLW.

1.65 “Major EU Country” means any of the following countries: France, Germany, Italy, Spain or the United Kingdom. “Major EU Countries” means all of the foregoing countries.

1.66 “Major Market Country(ies)” means (a) the United States, (b) Japan or (c) one (or more) of the Major EU Countries.

1.67 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of a Licensed Compound, Licensed Product or any components thereof, including manufacturing process and formulation development and scale-up (including active pharmaceutical ingredient and drug production), manufacturing process validation, stability testing, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.68 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency, or any successor to either of them, as the case may be.

1.69 “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States.

1.70 “Net Sales” means with respect to any Licensed Product for any period, the gross amounts invoiced by the Applicable Commercialization Party, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product during such period, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with GAAP, for:

(a) customary and reasonable trade, quantity, and cash discounts, wholesaler allowances and inventory management fees;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product;

(c) freight, postage and duties, and transportation charges relating to such Licensed Product, including handling and insurance therefor;

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(e) amounts previously included in Net Sales that are written-off by the Selling Party as uncollectible in accordance with the standard practices of such Selling Party for writing off uncollectible amounts, consistently applied; provided, however, that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

If non-monetary consideration is received for any Licensed Product in any country, Net Sales will be calculated based on the average price charged for such Licensed Product in such country during the preceding Calendar Quarter, or in the absence of such sales, the fair market value of the Licensed Product in such country, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within thirty (30) days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the American Arbitration Association (“AAA”) appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties. Notwithstanding anything to the contrary herein, the transfer, disposal or use of Licensed Product, without consideration, for marketing, regulatory, development or charitable purposes, such as sampling, clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

Net Sales shall be determined on, and only on, the first sale by a Party or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party.

Each Party shall not, and shall cause its Selling Parties not to, use any Licensed Product as a loss leader or otherwise unfairly or inappropriately discount the gross invoiced sales price of a Licensed Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, any other pharmaceutical product sold by such Party or any of its Selling Parties. Sales of a Licensed Product between a Party and any of its Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a non-Sublicensee Third Party shall be included within the computation of Net Sales. In addition, sales of a Licensed Product by one Party or its Affiliates or Sublicensees to the other Party or its Affiliates or Sublicensees pursuant to a mutually agreed Manufacturing and supply relationship shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product by the purchasing Party or its Affiliate or Sublicensee to a non-Sublicensee Third Party shall be included within the computation of Net Sales.

If a Therapeutic Product is sold as part of a Combination Product (as defined below) in any country, Net Sales for such country for any period will be the product of (i) Net Sales of the Combination Product calculated as above in such country for such period (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the average wholesale acquisition cost in such country of the Therapeutic Product comprising a Licensed Compound as the sole therapeutically active ingredient during such period; and

“B” is the average wholesale acquisition cost in such country of the other therapeutically active ingredients contained in the Combination Product when sold separately during such period.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but the average wholesale acquisition cost in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within thirty (30) days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties.

As used in this Section 1.70, “Combination Product” means a Therapeutic Product that contains one or more additional active ingredients (whether coformulated or copackaged) that are not Licensed Compounds. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

1.71 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.72 “Patent-Based Exclusivity” means, with respect to a Licensed Product in a country in the Territory, that at least one Valid Claim of the EPIZYME Patents, the EISAI Patents that Cover the composition of matter of the applicable Licensed Compound, the Collaboration Patents or the Joint Patents Covers such Licensed Product in such country.

1.73 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.74 “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.75 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.76 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.77 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other defense or enforcement actions taken with respect to a Patent.

1.78 “PRV” means a priority review voucher awarded by FDA pursuant to Section 524 or Section 529 of the FFDCA.

1.79 “Regulatory Approval” means, with respect to a country in the Territory, the approval, license or authorization of the applicable Regulatory Authority(ies) necessary for the marketing and sale of a pharmaceutical product for a particular Indication in such country in the Territory, excluding separate pricing or reimbursement approvals that may be required.

1.80 “Regulatory Authority” means, with respect to a country in the Territory, any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that regulates or otherwise exercises authority with respect to the Development, Manufacture, marketing, sale, distribution, use or other exploitation of pharmaceutical products in such country, including the FDA, the EMA and the MHLW, and any successor(s) thereto.

1.81 “Regulatory-Based Exclusivity” means, with respect to a Licensed Product in a country in the Territory, that (a) the Applicable Commercialization Party or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell the Licensed Product or the active ingredient comprising such Licensed Product in such country, or (b) the data and information submitted by the Applicable Commercialization Party or any of its Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.82 “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the Development (including the conduct of clinical studies), Manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Regulatory Materials and drug master file(s) (if any).

1.83 “Regulatory Materials” means regulatory applications, notifications, registrations, Regulatory Approvals or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a product in a particular country, territory or possession. Regulatory Materials include INDs, CTAs, NDAs and MAAs, and amendments and supplements to any of the foregoing, and applications for pricing approvals.

1.84 “ROW” means all countries in the world other than Japan.

1.85 “Sublicensee” means (a) a Third Party to whom the Applicable Commercialization Party has granted a license or a sublicense pursuant to Section 5.1.2 or Section 5.2.2 to Develop or Commercialize Licensed Compounds or Licensed Products in the Field, excluding any Third Party acting solely as a distributor and (b) with respect to EPIZYME, a Third Party to whom EPIZYME has granted a license under the EPIZYME IP, EPIZYME Collaboration IP or EPIZYME’s interest in the Joint IP to Develop or Commercialize Licensed Compounds or Licensed Products in the Field in the EPIZYME Territory, excluding any Third Party acting solely as a distributor.

1.86 “Target Exclusivity Period” means the period commencing on the Prior Agreement Effective Date and ending on the date that is eight years after the First Commercial Sale of any Licensed Product in a first country in the Territory.

1.87 “Territory” means the EPIZYME Territory and the EISAI Territory collectively.

1.88 “Therapeutic Product” means any human therapeutic, prophylactic or palliative pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient, and in any dosage form or formulation.

1.89 “Third Party” means any Person other than EPIZYME or EISAI that is not an Affiliate of EPIZYME or of EISAI.

1.90 “UNC” means The University of North Carolina at Chapel Hill.

1.91 “UNC License Agreement” means the License Agreement, dated January 7, 2008, between UNC and EPIZYME.

1.92 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.93 “Valid Claim” means:

(a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

(b) a claim of a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.94 “Veterinary Product” means any therapeutic, prophylactic or palliative pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient, for veterinary use and in any dosage form or formulation.

1.95 Additional Definitions. Each of the following definition is set forth in the section of this Agreement indicated below:

Definition:	Section:
AAA	1.70
Alliance Manager	4.2
Amended CDx Letter Agreement	Recitals
Arbitration Request	14.2
Breaching Party	13.3.1(a)
Chairperson	4.1.1
Collaboration	2.1
Combination Product	1.70
Competing Business	7.2.1
Competitive Infringement	8.5.1
Compulsory Third Party Product	6.4.3
Confidential Information	9.1
CREATE Act	8.2.6
CTA	1.52
Disclosing Party	9.1
EISAI	Preamble
EISAI Patent Challenge	12.4(b)
EPIZYME	Preamble
Excess Eisai Value	12.5.2(i)
Existing Confidentiality Agreement	9.5
Existing Know-How	10.2.3
Existing Patents	10.2.1
Existing RMS Agreement	Recitals
FFDCA	10.1.6
GAAP	13.15
HMT	Recitals
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
JSC	4.1
Key Employee	13.13

Definition:	Section:
Losses	11.1
Marketing-Related Materials	12.5.1(g)
Negotiating Period	5.6
Non-Breaching Party	12.3.1(a)
Party or Parties	Preamble
Payee	6.6
Payor	6.6
Prior Agreement	Recitals
Prior Agreement Effective Date	Recitals
Product Information	9.2
PRV	6.11
Receiving Party	9.1
Redemption Date	6.12.2
Royalty Term	6.4.2(a)
SDEA	2.5.4
Selling Party	1.70
Severed Clause	13.10
Subcommittee	4.1.6
Term	12.1.1
Third Party Claims	11.1
Third Party Offer Notice	5.6

ARTICLE 2

COLLABORATION OVERVIEW; DEVELOPMENT ACTIVITIES

2.1 Collaboration Overview. Pursuant to this Agreement, the Parties have collaborated on the conduct of global Development activities prior to the Restatement Date, and after the Restatement Date EPIZYME shall continue to conduct global Development activities with respect to Licensed Compounds and Licensed Products and shall Commercialize the Licensed Products in the EPIZYME Territory and EISAI shall conduct Japan-Specific Development Activities with respect to Licensed Compounds and Licensed Products and shall Commercialize the Licensed Products in the EISAI Territory (the “Collaboration”).

2.2 Development Activities.

2.2.1 Subject to EISAI’s sole right and responsibility to conduct Japan-Specific Development Activities as set forth in Section 2.2.2, EPIZYME shall have the sole right and responsibility for all global Development activities for Licensed Products following the Restatement Date. EPIZYME shall use Commercially Reasonable Efforts to conduct all such global Development activities in accordance with the Global Development Plan.

(a) Not later than [**] days after the Restatement Date, EPIZYME shall provide a proposed Global Development Plan to the JSC for review and approval pursuant to Section 4.1.5.

2.2.2 EISAI shall have the sole right and responsibility for all Japan-Specific Development Activities for Licensed Products following the Restatement Date. EISAI shall use Commercially Reasonable Efforts to conduct all such Japan-Specific Development Activities in accordance with the Japan Development Plan.

(a) Prior to the commencement of any Japan-Specific Development Activities, EISAI shall provide a proposed Japan Development Plan to the JSC for review and approval pursuant to Section 4.1.5.

2.2.3 EPIZYME shall submit to the JSC for its review and approval all proposed amendments to the Global Development Plan, and EISAI shall submit to the JSC for its review and approval all proposed amendments to the Japan Development Plan.

2.3 Reports; Results. Each Party shall provide to the other Party quarterly written progress reports on the status of its Development activities under the Collaboration, including summaries of data and results associated with such Development activities, and (with respect to EPIZYME) progress toward completing the milestones in Section 6.3 hereof, at least five (5) Business Days in advance of each JSC meeting.

2.4 Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform its obligations under this Agreement. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that any Party engaging an Affiliate or subcontractor hereunder shall remain responsible and obligated for such activities.

2.5 Regulatory Matters; Compliance.

2.5.1 Compliance. Each Party agrees that in performing its obligations under this Agreement, it shall perform such obligations in good scientific manner and comply in all material respects with all applicable FDA and other applicable current international regulatory requirements and standards, including (as applicable) FDA’s cGMP, GLP and good clinical practices, and comparable foreign regulatory standards, and other Laws.

2.5.2 Data Integrity. Each Party shall maintain, or cause to be maintained, records of its Development activities pursuant to this Agreement in accordance with Law, in sufficient detail and accuracy and in good scientific manner appropriate for patent and regulatory purposes, and properly reflecting all work done and results achieved in the performance of its Development activities. Such records shall be retained by each Party for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except to the extent that a Party reasonably determines that such records contain Confidential Information that is not licensed to the other Party, or to which the other Party does not otherwise have a right hereunder.

2.5.3 Regulatory Filings and Data. EPIZYME, at its sole cost, shall have the right and responsibility, in consultation with EISAI, for preparing, filing and maintaining all regulatory filings and Regulatory Approvals necessary for the Development or Commercialization of Licensed Compounds and Licensed Products in the Field in the EPIZYME Territory, including applicable INDs and NDAs. EPIZYME shall own all such regulatory filings and Regulatory Approvals relating to the EPIZYME Territory. EISAI, at its sole cost, shall have the right and responsibility, in consultation with EPIZYME, for preparing, filing and maintaining all regulatory filings and Regulatory Approvals necessary for Japan-Specific Development Activities or Commercialization of Licensed Compounds and Licensed Products in the Field in the EISAI Territory, including applicable INDs and NDAs. EISAI shall own all such regulatory filings and Regulatory Approvals relating to the EISAI Territory.

2.5.4 Adverse Event Reporting; Global Safety Database. EPIZYME, at its sole cost, shall be solely responsible for reporting to applicable Regulatory Authorities in the EPIZYME Territory all adverse drug experiences associated with Licensed Compounds and Licensed Products in the Field. EISAI, at its sole cost, shall be solely responsible for reporting to applicable Regulatory Authorities in the EISAI Territory all adverse drug experiences associated with Licensed Compounds and Licensed Products in the Field. The Parties shall negotiate and agree to, within ninety (90) days following the Restatement Date, a detailed safety data exchange agreement (the “SDEA”) setting forth reasonable and customary procedures governing the collection, investigation, reporting and exchange of information to enable collaboration on all matters of safety of use of the Licensed Compounds and Licensed Products worldwide, including the exchange of adverse drug experience information and similar matters sufficient to permit each Party to comply with its reporting obligations under this Section 2.5.4. EPIZYME, at its sole cost, shall establish, hold and maintain the global pharmacovigilance database for the Licensed Compounds and Licensed Products, and EISAI shall transfer all safety data in its possession as of the Restatement Date to EPIZYME in accordance with Section 2.6.

2.6 Transition Matters.

2.6.1 Following the Restatement Date, the Parties shall use Commercially Reasonable Efforts to perform the transfers and other transitional activities set forth in Exhibit B on the timelines therefor specified in Exhibit B.

2.6.2 EPIZYME shall reimburse EISAI on a quarterly basis for (a) all internal costs, including costs with respect to the employees of EISAI or its Affiliates, that are incurred by EISAI and its Affiliates in the performance of the transfers and other transitional activities set forth in Exhibit B solely to the extent such internal costs are specifically identified under the “Costs Associated” column in Exhibit B; (b) all reasonable, documented costs that are paid or payable to Third Parties and incurred by EISAI and its Affiliates in the performance of the transfers and other transitional activities set forth in Exhibit B solely to the extent such costs are paid or payable to Third Parties and are specifically identified under the “Costs Associated” column in Exhibit B; and (c) with respect to any transfer or transitional activities which are not set forth in Exhibit B but which EPIZYME requests and EISAI agrees to perform, all internal costs (including costs with respect to the employees of EISAI or its Affiliates) and any reasonable, documented costs that are paid or payable to Third Parties and incurred by EISAI and its Affiliates in such performance, provided that in the case of the foregoing clause (c): (1) costs shall only be reimbursed if EPIZYME has pre-approved such payments in writing; and (2) internal costs shall be payable at a full-time equivalent rate of $[**] USD/month (or $[**] USD/day) and, as part of the pre-approval by EPIZYME pursuant to the foregoing clause (1), EISAI shall provide to EPIZYME its good faith estimate of the internal cost it will incur prior to performing the applicable transfer or transition activity. For the avoidance of doubt, EISAI shall not be obligated to agree to perform any transfer or transitional activities requested by EPIZYME under the foregoing clause (c). Following the end of each Calendar Quarter in which any such costs are incurred, EISAI shall provide EPIZYME with a written report and invoice setting forth in reasonable detail all such costs incurred during the quarter. EPIZYME shall pay all invoices within thirty (30) days of the invoice date. EISAI shall keep, and shall require its Affiliates to keep, full, clear and accurate books and records of all costs incurred by EISAI and its Affiliates for which reimbursement is requested under this Section 2.6.2 for a period of at least three (3) years following the end of the applicable quarter. EPIZYME shall have the right to audit such books and records pursuant to the terms of Sections 6.8.2 and 6.8.3, applied to this Section 2.6.2 mutatis mutandis.

ARTICLE 3

COMMERCIALIZATION ACTIVITIES; DILIGENCE; MANUFACTURING AND SUPPLY

3.1 Commercialization. On a Licensed Compound-by-Licensed Compound basis, (a) EPIZYME, at its sole cost, either itself or by and through its Affiliates, Sublicensees or contractors, shall have the sole right and responsibility for all Commercialization activities in connection with such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) in the Field in the EPIZYME Territory, and (b) EISAI, at its sole cost, either itself or by and through its Affiliates, Sublicensees or contractors, shall have the sole right and responsibility for all Commercialization activities in connection with such Licensed Compound, any Therapeutic Product or Veterinary Product comprising such Licensed Compound and any related Diagnostic Product(s) in the Field in the EISAI Territory. EPIZYME shall book all sales of Licensed Products in the EPIZYME Territory and EISAI shall book all sales of Licensed Products in the EISAI Territory.

3.2 Diligence.

3.2.1 EPIZYME shall use Commercially Reasonable Efforts (itself or through an Affiliate or Sublicensee) to Develop, obtain Regulatory Approval for and Commercialize at least [**] in each of the United States and the Major EU Countries. For clarity, EPIZYME shall not have any obligation to use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for or Commercialize more than [**] in any country outside the United States and the Major EU Countries.

3.2.2 EISAI shall use Commercially Reasonable Efforts (itself or through an Affiliate or Sublicensee) to conduct Japan-Specific Development Activities for, obtain Regulatory Approval for and Commercialize at least [**] in Japan; provided that, if EPIZYME does not conduct such global Development activities (excluding Japan-Specific Development Activities) as are necessary to submit an application for Regulatory

Approval for at least [**] in Japan or if EPIZYME does not comply with its obligations under Section 3.3 and the supply agreement(s) contemplated thereby, then EISAI shall, for the duration of EPIZYME’s noncompliance, be excused from its obligations under this Section 3.2.2 to the extent the conduct of such global Development activities or such compliance by EPIZYME is reasonably necessary for EISAI to satisfy its obligations under this Section 3.2.2. For clarity, EISAI shall not have any obligation to use Commercially Reasonable Efforts to conduct Japan-Specific Development Activities for, obtain Regulatory Approval for or Commercialize, more than [**] in Japan.

3.2.3 Subject to the foregoing obligations to use Commercially Reasonable Efforts, neither Party provides any representation, warranty or guarantee that the Collaboration will be successful or that any particular results will be achieved with respect to the Collaboration, EZH2, or any Compound, Licensed Compound or Licensed Product hereunder.

3.3 Manufacturing and Supply.

3.3.1 Subject to the terms and conditions of this Section 3.3, EPIZYME shall be responsible for the Manufacture and supply of Licensed Compounds and Licensed Products (including the active pharmaceutical ingredients thereof) for use for Development and Commercialization purposes by EPIZYME in the EPIZYME Territory and (unless EISAI elects to undertake such Manufacture and supply as set forth in Section 3.3.2) by EISAI in the EISAI Territory during the Term.

3.3.2 EISAI shall have the right, but not the obligation, to elect to itself Manufacture and supply or have Manufactured and supplied Licensed Compounds and Licensed Products for use for Japan-Specific Development Activities and Commercialization purposes by EISAI in the EISAI Territory during the Term upon written notice to EPIZYME of such election, provided that if such notice is provided after the date that is [**] prior to the projected date (as reasonably determined by EISAI) of the first filing of an NDA for a Licensed Product in the EISAI Territory, then: (i) unless otherwise agreed by the Parties, EISAI shall continue to purchase from EPIZYME its requirements of Licensed Compounds and Licensed Products for a period of [**] following such notice date (unless EPIZYME fails to supply such requirements of Licensed Compounds and Licensed Products as required under Section 3.3 and the supply agreement(s) contemplated thereby); and (ii) EISAI shall reimburse EPIZYME for all EISAI Territory-specific costs and expenses incurred by EPIZYME attributable to the Manufacture and supply of Licensed Compounds and Licensed Products to EISAI and not recovered through transfer pricing amounts paid by EISAI to EPIZYME prior to such transition (such as, by way of example, costs incurred in meeting any regulatory requirements relating to the EISAI Territory and translation costs).

3.3.3 Upon written request by either Party, the Parties shall in good faith negotiate and enter into a clinical supply agreement pursuant to which EPIZYME would Manufacture and supply to EISAI such quantity of Licensed Compounds and Licensed Products as shall be reasonably requested by EISAI in writing in order to conduct Japan-Specific Development Activities. Such clinical supply agreement shall: (i) provide that EPIZYME shall Manufacture such Licensed Compounds and Licensed Products in accordance with cGMP and other Law in the EISAI Territory and the applicable specifications therefor, and shall deliver such Licensed Compounds and Licensed Products to EISAI FCA (Incoterms 2010) EPIZYME’s (or its contract manufacturer’s) manufacturing facility; (ii) provide that EISAI shall pay EPIZYME a purchase price equal to [**] for each such delivery of Licensed Compounds and Licensed Products; (iii) provide that EPIZYME shall invoice EISAI for the applicable purchase price promptly after delivery, and EISAI shall pay such invoice not later than forty-five (45) days after receipt thereof; and (iv) contain other reasonable and customary clinical supply terms, including provisions addressing forecasting and ordering, delivery, payment, acceptance and rejection procedures, regulatory assistance, warranties, indemnification, limitations of liability and quality assurance and control.

3.3.4 Subject to EISAI’s right to make the election set forth in Section 3.3.2, not later than one (1) year prior to the projected date (as reasonably determined by EISAI) of receipt of the first Regulatory Approval of a Licensed Product in the EISAI Territory, the Parties shall in good faith negotiate and enter into a commercial supply agreement pursuant to which EPIZYME shall Manufacture and supply to EISAI commercial quantities of finished, packaged Licensed Products for sale and distribution in the EISAI Territory. Such commercial supply agreement shall (a) provide that the purchase price for Licensed Product supplied thereunder shall be equal to [**] percent ([**]%) of EPIZYME’s Cost of Goods therefor and (b) contain other reasonable and customary commercial supply terms, including provisions addressing forecasting and ordering, delivery, payment, acceptance and rejection procedures, regulatory assistance, warranties, indemnification, limitations of liability and quality assurance and control.

ARTICLE 4

GOVERNANCE

4.1 Joint Steering Committee. The Parties have as of the Restatement Date established a joint steering committee (the “JSC”) as more fully described in this Section 4.1. The JSC shall have review, oversight and decision-making responsibilities as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities under the Collaboration. The JSC may establish Subcommittees as set forth in Section 4.1.6.

4.1.1 Membership. The JSC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of EISAI and EPIZYME. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. Each representative of a Party shall have sufficient seniority and expertise in the biotechnology and pharmaceutical industry to participate on the JSC. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC, provided that such substitute meets the foregoing qualifications. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 10. EPIZYME shall designate a chairperson (the “Chairperson”) to oversee the operation of the JSC.

4.1.2 Meetings.

(a) The JSC shall meet at least twice each Calendar Year, or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Members of the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided that at least one (1) JSC meeting per Calendar Year shall be held in person.

(b) Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree, with the first meeting after the Restatement Date held at the offices of EPIZYME. The members of the JSC also may convene or be polled or consulted from time to time by electronic mail or correspondence, as deemed necessary or appropriate. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

4.1.3 Minutes. The Alliance Manager from one of the Parties, on an alternating basis, shall be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes shall be effective only after approval by both Parties in writing (which may be by electronic mail). Definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain.

4.1.4 Responsibilities. The JSC shall perform the following functions:

(a) review and monitor progress of the Collaboration;

(b) review and approve the initial Global Development Plan and any amendments thereto;

(c) review and approve the initial Japan Development Plan and any amendments thereto;

(d) serve as a forum for exchange of information and to facilitate discussions regarding the conduct of the Collaboration hereunder;

(e) attempt to resolve any disputes in any Subcommittee; and

(f) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section 4.1.4, and in particular shall not have any power to amend or modify the terms of this Agreement. In any case where a matter within the JSC’s authority arises, the JSC shall convene a meeting and consider such matter within thirty (30) days after the matter is first brought to the JSC’s attention, or, if earlier, at the next regularly-scheduled JSC meeting.

4.1.5 Decisions. Except as otherwise provided herein, all decisions of the JSC shall be made by consensus, with each Party collectively having one vote. The Parties shall use good faith, reasonable efforts to attempt to reach consensus on each matter submitted to the JSC. If the JSC cannot agree on a matter within the JSC’s authority within ten (10) Business Days after it has met and attempted to reach such decision, then (a) EISAI shall have the right to determine the resolution of such matters relating to the Japan Development Plan and to Japan-Specific Development Activities, regulatory and Commercialization issues in the EISAI Territory and, to the extent EISAI has assumed Manufacturing responsibility for the EISAI Territory in accordance with Section 3.3.2, Manufacturing issues relating to the EISAI Territory in its sole discretion, and (b) EPIZYME shall have the right to determine the resolution of all other matters, including matters relating to the Global Development Plan and to global Development, Manufacturing, regulatory and Commercialization issues, in its sole discretion.

4.1.6 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas such as non-clinical Development, pharmacology, clinical Development, Patents, process sciences, Manufacturing, quality and regulatory affairs, as applicable to the stage of the project or activity.

4.2 Alliance Managers. Each Party has appointed an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. The Alliance Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for any Alliance Manager replacement(s) chosen by EPIZYME or EISAI, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.7.

4.3 Senior Management Meetings. Without limiting the generality of the foregoing in this Article 4, the senior management of each Party, including, for EPIZYME, the Chief Executive Officer, Chief Scientific Officer, Chief Development Officer and other appropriate members of senior management of EPIZYME as may be designated by EPIZYME, and, for EISAI, the President of the Oncology Product Creation Unit and other appropriate members of senior management of EISAI as may be designated by EISAI, shall meet in person once a year, at a time and location to be mutually agreed by the Parties, to discuss the Collaboration, strategic plans for Licensed Products, and other related matters.

ARTICLE 5

LICENSE GRANTS

5.1 License Grant To EISAI. Subject to the terms and conditions of this Agreement:

5.1.1 Licensed Compounds and Licensed Products. EPIZYME hereby grants to EISAI (a) an exclusive right and license (even as to EPIZYME and its Affiliates), with the right to grant sublicenses (subject to Section 5.1.2), under the EPIZYME IP, the EPIZYME

Collaboration IP, and EPIZYME’s interest in the Joint IP, to obtain and maintain Regulatory Approvals for, use, offer for sale, sell, import and otherwise Commercialize (but excluding Manufacturing) Licensed Compounds and Licensed Products in the Field in the EISAI Territory and (b) a non-exclusive right and license, with the right to grant sublicenses (subject to Section 5.1.2), under the EPIZYME IP, the EPIZYME Collaboration IP, and EPIZYME’s interest in the Joint IP, to conduct and have conducted Japan-Specific Development Activities and (if EISAI elects to assume Manufacturing responsibilities as set forth in Section 3.3.2) to Manufacture and have Manufactured Licensed Compounds and Licensed Products anywhere in the world solely for purposes of exercising the rights and licenses granted in the foregoing clause (a).

5.1.2 EISAI’s Sublicensing Rights. EISAI shall have the right to grant sublicenses under the rights granted to it under Section 5.1.1 without the prior written consent of EPIZYME, to (a) any EISAI Affiliate, or (b) any Third Party. EISAI shall provide EPIZYME with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any sublicense granted by EISAI under this Section 5.1.2, other than sublicenses to Affiliates or Third Party service providers engaged by EISAI in the ordinary course of business, promptly (but in no event later than ten (10) days) after the execution thereof. Each sublicense granted by EISAI under this Section 5.1.2 shall be subject to and consistent with the terms and conditions of this Agreement. EISAI shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.1.2.

5.1.3 Marketing Materials. EPIZYME hereby grants to EISAI an exclusive right and license, with the right to grant sublicenses (subject to Section 5.1.2), solely in the EISAI Territory, to reproduce, distribute, display, use, modify and exploit, directly or indirectly, all promotional materials used by EPIZYME in the promotion of Licensed Products in the EPIZYME Territory solely for purposes of exercising the rights and licenses granted in Section 5.1.1(a); provided that: (i) neither EISAI nor any of its Affiliates or Sublicensees shall have any right or license to reproduce, distribute, display, use, modify or exploit any corporate name or logo of EPIZYME or its Affiliates on such materials; (ii) EISAI shall solely bear all costs and expenses incurred in connection with exercising its rights under such license; and (iii) EISAI shall be solely responsible for the compliance of all such promotional materials and their use by or on behalf of EISAI with Laws in the EISAI Territory.

5.2 License Grants to EPIZYME. Subject to the terms and conditions of this Agreement:

5.2.1 Licensed Compounds and Licensed Products. EISAI hereby grants to EPIZYME (a) an exclusive right and license (even as to EISAI and its Affiliates), with the right to grant sublicenses (subject to Section 5.2.2), under the EISAI IP, the EISAI Collaboration IP and EISAI’s interest in the Joint IP, to obtain and maintain Regulatory Approvals for, use, offer for sale, sell, import and otherwise Commercialize (but excluding Manufacturing) Licensed Compounds and Licensed Products in the Field in the EPIZYME Territory, (b) a non-exclusive right and license, with the right to grant sublicenses (subject to Section 5.2.2), under the EISAI IP, the EISAI Collaboration IP and EISAI’s interest in the Joint IP, to conduct and have conducted global Development activities and to Manufacture and have Manufactured Licensed Compounds and Licensed Products anywhere in the world solely for purposes of exercising the rights and licenses granted in the foregoing clause (a), and (c) a non-exclusive right and license, with the right to grant sublicenses (subject to Section 5.2.2), under the EISAI IP, the EISAI Collaboration IP and EISAI’s interest in the Joint IP, to Manufacture and have Manufactured Licensed Compounds and Licensed Products anywhere in the world solely for the supply thereof to EISAI in the EISAI Territory as set forth in Section 3.3.

5.2.2 EPIZYME’s Sublicensing Rights. EPIZYME may grant sublicenses under the rights granted to it under Section 5.2.1 to (a) any of EPIZYME’s Affiliates and to any Third Party in any country other than a country in Asia without the prior written consent of EISAI, or (b) subject to compliance with Section 5.6, any of EPIZYME’s Affiliates and to any Third Party in Asia (outside of the EISAI Territory) without the prior written consent of EISAI. EPIZYME shall provide EISAI with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any sublicense granted by EPIZYME under this Section 5.2.2, other than sublicenses to Affiliates or Third Party service providers engaged by EPIZYME in the ordinary course of business, promptly (but in no event later than [**] days) after the execution thereof. Each sublicense granted by EPIZYME under this Section 5.2.2 shall be subject to and consistent with the terms and conditions of this Agreement. EPIZYME shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.2.2.

5.3 Rights Retained by the Parties.

5.3.1 Any rights of EPIZYME or EISAI, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.

5.3.2 For clarity, subject to Section 7.1 and Section 7.2:

(a) EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint IP, to perform ongoing platform discovery activities;

(b) EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint IP, to Develop, Manufacture and Commercialize biomarkers and diagnostic assays and tests outside of this Agreement, subject to the license granted to EISAI under Section 5.1.1; and

(c) EISAI retains the right, under Patents and Know-How Controlled by EISAI, including its interest in Joint IP, to Develop, Manufacture and Commercialize biomarkers and diagnostic assays and tests outside of this Agreement, subject to the license granted to EPIZYME under Section 5.2.1.

5.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by EISAI or EPIZYME are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

5.5 Access to Know-How.

5.5.1 To the extent not already provided prior to the Restatement Date, each Party promptly shall provide to the other Party access to, and copies of all documents and materials containing, the Know-How and Collaboration Know-How licensed to the other Party hereunder as shall be reasonably requested by the other Party as necessary or reasonably useful to exercise its rights under the license grants in Sections 5.1.1 and 5.2.1 in order to exercise such license rights.

5.5.2 In furtherance of, and subject to, the foregoing and without expanding the scope of the licenses granted pursuant to Sections 5.1.1 and 5.2.1, from time to time, each Party shall:

(a) make reasonably available to the other Party then existing documentation Controlled by the providing Party constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods that are necessary or reasonably useful to use and practice the Know-How and Patents licensed hereunder; and

(b) cause appropriate employees and representatives of such Party and its Affiliates to meet with employees or representatives of the other Party, at mutually convenient times, to provide reasonable technical assistance to the other Party with respect to the use and practice of the Know-How and Patents licensed hereunder.

5.6 Right of Negotiation. In the event that EPIZYME or any Affiliate desires to grant to a Third Party rights to Develop or Commercialize (including rights to distribute) any Licensed Compound or Licensed Product in any country in Asia, then EPIZYME shall provide EISAI with written notice (a “Third Party Offer Notice”) that EPIZYME is soliciting offers from Third Parties for such rights. EPIZYME shall not enter into any agreement with respect to such rights with any Third Party until thirty (30) days (or such longer period as the Parties may agree) after delivery of the Third Party Offer Notice to EISAI. If, within such thirty (30) day (or such longer period as the Parties may agree) period, EISAI delivers to EPIZYME a written offer proposing financial and other terms for the expansion of this Agreement to include such rights, then EPIZYME shall negotiate such offer with EISAI exclusively and in good faith for a period of ninety (90) days (or such longer period as the Parties may agree) (the “Negotiating Period”) and EPIZYME shall not discuss or enter into any agreement with respect to such rights with any Third Party during the Negotiating Period. If the Parties do not reach a written agreement for the expansion of rights under this Agreement during the Negotiating Period, then EPIZYME and its Affiliates thereafter shall be free to enter into an agreement with a Third Party with respect to such rights on such terms as EPIZYME may determine in its sole discretion. If EISAI fails to provide EPIZYME with a written offer proposing financial and other terms for the expansion of this Agreement to include such rights during the applicable thirty (30) day (or such longer period as the Parties may agree), then EPIZYME and its Affiliates shall be free to enter into an agreement with a Third Party with respect to such rights on such terms as EPIZYME may determine in its sole discretion.

ARTICLE 6

FINANCIAL TERMS

6.1 Execution Payment. Within ten (10) Business Days after the Restatement Date EPIZYME shall pay EISAI a non-refundable, non-creditable payment of Forty Million Dollars ($40,000,000).

6.2 Development Costs. From and after the Restatement Date, except as is otherwise expressly set forth herein, each Party shall be solely responsible for any and all Development Costs incurred by such Party or its Affiliates, and any and all internal costs of such Party or its Affiliates, in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder.

6.3 Development Milestones.

6.3.1 In partial consideration for the amendment and restatement of the Prior Agreement and the rights and licenses granted to EPIZYME hereunder, EPIZYME shall make the non-creditable milestone payments to EISAI that are set forth below in accordance with Section 6.3.2 upon the first occurrence of the milestone events set forth below.

Milestone Event	Milestone Payments

(1) The earlier to occur of (a) Initiation by or on behalf of EPIZYME, its Affiliates or Sublicensees of a first Phase 3 Clinical Trial of any Licensed Product for any Indication and in any specific patient population, and (b) the first submission by or on behalf of EPIZYME, its Affiliates or Sublicensees in the United States or a Major EU Country (or to the EMA through the centralized approval procedure) of an NDA for any Licensed Product for any Indication and in any specific patient population.

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Milestone Event	Milestone Payments

(2) The earlier to occur of (a) Initiation by or on behalf of EPIZYME, its Affiliates or Sublicensees of a first Phase 3 Clinical Trial for any Licensed Product either (i) for an Indication different from the Indication for which a previous Phase 3 Clinical Trial for any Licensed Product has been Initiated or an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure), or (ii) for the same the Indication for which a previous Phase 3 Clinical Trial for any Licensed Product has been Initiated or for which an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure), but in a different specific patient population from the specific patient population for which a previous Phase 3 Clinical Trial for any Licensed Product for such Indication has been Initiated or for which an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure), and (b) the first submission by or on behalf of EPIZYME, its Affiliates or Sublicensees in the United States or a Major EU Country (or to the EMA through the centralized approval procedure) of an NDA for any Licensed Product either (i) for an Indication different from the Indication for which a previous Phase 3 Clinical Trial for any Licensed Product has been Initiated or for which an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure), or (ii) for the same the Indication for which a previous Phase 3 Clinical Trial for any Licensed Product has been Initiated or for which an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure), but in a different specific patient population from the specific patient population for which a previous Phase 3 Clinical Trial for any Licensed Product for such Indication has been Initiated or for which an NDA for any Licensed Product previously has been submitted in the United States or a Major EU Country (or to the EMA through the centralized approval procedure).

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(3) First Regulatory Approval of any Licensed Product in the United States or a Major EU Country (or by EMA through the centralized approval procedure) for any Indication and in any specific patient population.

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Milestone Event	Milestone Payments

(4) First Regulatory Approval of any Licensed Product in the United States or a Major EU Country (or by EMA through the centralized approval procedure) (a) for an Indication different from the Indication for which a previous Regulatory Approval for any Licensed Product has been obtained or (b) for the same the Indication for which a previous Regulatory Approval for any Licensed Product has been obtained, but in a different specific patient population from the specific patient population for which a previous Regulatory Approval for any Licensed Product has been obtained.

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No milestone payment in this Section 6.3.1 will be made more than once irrespective of the number of Licensed Products that have achieved the milestone events set forth in this Section 6.3.1. The maximum aggregate amount payable by EPIZYME pursuant to this Section 6.3.1 is $70,000,000.

6.3.2 Upon achievement by or on behalf of EPIZYME, its Affiliates or Sublicensees of any milestone event listed above, EPIZYME shall promptly (but in no event more than ten (10) Business Days after achievement thereof) notify EISAI of such achievement, and EPIZYME shall pay EISAI the corresponding milestone payment within thirty (30) days after receipt of an invoice for the milestone payment from EISAI (which invoice shall not be sent by EISAI prior to achievement of such milestone event).

6.4 Licensed Product Royalties.

6.4.1 Royalties.

(a) EISAI Territory Royalties. In partial consideration for the amendment and restatement of the Prior Agreement and the rights and licenses granted to EISAI hereunder, subject to Sections 6.4.2, 6.4.3, and 6.4.4, EISAI shall pay EPIZYME royalties of [**]% of Net Sales of each Therapeutic Product in the EISAI Territory during the Royalty Term for such Therapeutic Product, on a Therapeutic Product-by-Therapeutic Product basis.

(b) EPIZYME Territory Royalties. In partial consideration for the amendment and restatement of the Prior Agreement and the rights and licenses granted to EPIZYME hereunder, subject to Sections 6.4.2, 6.4.3, and 6.4.4, EPIZYME shall pay EISAI royalties of [**]% of Net Sales of each Therapeutic Product in each country in the EPIZYME Territory during the Royalty Term for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product basis.

6.4.2 Royalty Term and Adjustments.

(a) Each Party’s royalty obligations under Section 6.4.1 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the date of First Commercial Sale by such Party, its Affiliates or Sublicensees of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis upon the latest of the following (the “Royalty Term”), as applicable:

(i) expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country;

(ii) expiration of Regulatory-Based Exclusivity with respect to such Licensed Product in such country; and

(iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country by such Party, its Affiliates or Sublicensees.

(b) The foregoing provisions of this Section 6.4 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.4.1 during any portion of the Royalty Term when neither Patent-Based Exclusivity nor Regulatory-Based Exclusivity applies to such Licensed Product in such country.

(c) Each Party shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

6.4.3 Royalty Reduction for Comparable Third Party Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, (a) Comparable Third Party Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, or (b) a court or a governmental agency of competent jurisdiction requires the Applicable Commercialization Party or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell such Licensed Product in such country (such Licensed Product when sold by such Third Party, a “Compulsory Third Party Product”), and such Compulsory Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of the applicable Licensed Product and the Compulsory Third Party Product(s) collectively (based on sales of units of such Licensed Product and such Compulsory Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by EPIZYME and EISAI (as used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product)), then, in each case (clause (a) or (b)), the royalties payable with respect to Net Sales of such Licensed Product pursuant to Sections 6.4.1 and 6.4.2 in such country during such Calendar Quarter shall be reduced to [**] percent ([**]%) of the royalties otherwise payable pursuant to Sections 6.4.1 and 6.4.2.

6.4.4 Third Party Payments.

(a) Subject to Section 6.4.4(c), the Applicable Commercialization Party shall be entitled to credit against the royalties due to the other Party on Net Sales of a Licensed Product in a country an amount equal to [**] percent ([**]%) of all upfront payments, milestone payments, royalties, and other amounts paid by the Applicable Commercialization Party, its Affiliates or Sublicensees to Third Parties with respect to license rights to Third Party intellectual property licensed by the Applicable Commercialization Party, its Affiliates or Sublicensees from the applicable Third Party that the Applicable Commercialization Party reasonably believes are necessary for the Development, Manufacture, or Commercialization of such Licensed Product in such country; provided, however, that, to the extent that any such Third Party license includes a license to Third Party intellectual property that is applicable to products being or to be developed or commercialized by the Applicable Commercialization Party or its Affiliates other than such Licensed Product in such country, then the Applicable Commercialization Party shall reasonably allocate all upfront payments, milestone payments and other non-royalty amounts between the Licensed Product and such other products, and the Applicable Commercialization Party shall only be entitled to credit against the royalties due to the other Party hereunder on Net Sales of such Licensed Product [**] percent ([**]%) of the amounts that are reasonably allocable to the Licensed Product. In addition, the Applicable Commercialization Party shall be entitled to credit against the royalties due to the other Party hereunder defense costs in accordance with Section 8.4.

(b) In the event a Party enters into any Third Party intellectual property license necessary for the Development, Manufacture, or Commercialization of a Licensed Product in a country in the other Party’s part of the Territory after the Restatement Date (EPIZYME represents and warrants to EISAI that EPIZYME is not a party to any such relevant Third Party licenses as of the Restatement Date), under which such Party is entitled to grant a sublicense to the other Party, the other Party will have the right to obtain such sublicense from such sublicensor Party; provided that, if such other Party elects to obtain such sublicense, such other Party shall pay [**] percent ([**]%) of the amounts payable to the Third Party on account of such sublicense (either directly to the Third Party licensor or to the sublicensor Party, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party) and such other Party shall be entitled to credit against the royalties due to the sublicensor Party on Net Sales of such Licensed Product in such country in an amount equal to [**] percent ([**]%) of the amounts paid by such other Party (either directly or indirectly through the sublicensor Party) to such Third Party with respect to such license rights for such Licensed Product in such country.

(c) If any amount is or becomes payable to UNC under the UNC License Agreement (or under any other agreement entered into by EPIZYME or any Affiliate and UNC with respect to the intellectual property that is the subject of the UNC License Agreement) with respect to the Development, Manufacture, or Commercialization of a Licensed Product in any country in the world, EPIZYME shall be solely responsible for and shall pay all such amounts, and no such amounts shall be creditable against any royalties payable to EISAI hereunder.

6.4.5 Aggregate Limitation on Deductions. Notwithstanding anything to the contrary herein, under no circumstances shall the combined effect of all reductions to the royalties payable to a Party under Sections 6.4.2(b), 6.4.3 and 6.4.4, on a country-by-country and Licensed Product-by-Licensed Product basis, reduce the effective royalties payable by a Party pursuant to this Agreement for any Calendar Quarter below [**] percent ([**]%) of the otherwise applicable royalties pursuant to Section 6.4.1; provided that, each Party shall have the right to carry forward for application against royalties payable to the other Party with respect to Net Sales of such Licensed Product in such country in future periods any amount that is not so credited due to the limitation in this Section 6.4.5.

6.5 Blended Royalty. Each Party acknowledges that (a) the licensed Know-How and the Know-How included in the Regulatory Materials Controlled by the other Party are proprietary and valuable and that without such Know-How and Regulatory Materials such Party would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products in such Party’s part of the Territory, (b) such Regulatory Approvals may allow such Party to obtain and maintain Regulatory-Based Exclusivity with respect to the Licensed Products, (c) access to the other Party’s Know-How and the rights with respect to the Regulatory Materials have provided such Party with a competitive advantage in the marketplace, and (d) the milestone payments and royalties set forth in Sections 6.3, 6.4.1 and 6.4.2(b), respectively, are, in part, intended to compensate the other Party for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Sections 6.4.1 and 6.4.2(b) reflect an efficient and reasonable blended allocation of the value provided to such Party by the other Party.

6.6 Reports; Royalty Payments.

6.6.1 Until the expiration of each Party’s royalty payment obligations under this Article 6, such Party shall make written reports to the other Party within forty-five (45) days after the end of each Calendar Quarter covering sales of Licensed Products on a product-by-product and country-by-country basis in the applicable part of the Territory by such Party, its Affiliates and Sublicensees during such Calendar Quarter. The information contained in each report under this Section 6.6 shall be considered Confidential Information of the reporting Party.

6.6.2 Each such written report shall provide Net Sales by country by Licensed Product for the period in question, and all adjustments (if any) made pursuant to Sections 6.4.2, 6.4.3 and 6.4.4. In addition to the foregoing, each such written report shall, with respect to each of the Major Market Countries, and, to the extent such information is available, with respect to other countries, provide:

(a) number of units sold for each Licensed Product, as applicable;

(b) the gross sales for each Licensed Product, as applicable;

(c) a calculation of the adjustments to Net Sales for Combination Products (if applicable); and

(d) the calculation of the royalty payment due on such Net Sales pursuant to this Article 6.

6.6.3 Concurrently with the delivery of each such report, the reporting Party shall make the royalty payment due to the other Party under this Article 6 for the Calendar Quarter covered by such report.

6.7 Methods of Payments. All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by electronic funds transfer to a bank account designated in writing by the Payee.

6.8 Accounting.

6.8.1 Each Party agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of three (3) years after the relevant payment is owed pursuant to this Agreement setting forth the sales and other disposition of Licensed Products sold or otherwise disposed of and, to the extent EPIZYME is acting as a supplier to EISAI as contemplated under Sections 3.3.1, 3.3.3 and 3.3.4, Cost of Goods, in sufficient detail to enable royalties and other amounts payable to the other Party under this Agreement to be determined.

6.8.2 Each Party (the “audited Party”) further agrees, upon not less than thirty (30) days’ prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, the books and records relating to sales of Licensed Products and, if applicable, Cost of Goods, to be examined by an independent accounting firm selected by the other Party (the “auditing Party”) and reasonably acceptable to the audited Party, for the purpose of verifying reports provided by the audited Party under Section 6.6 and, if applicable, Cost of Goods. Such audit shall not (i) be performed more frequently than once in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed a material discrepancy with respect to such period), (ii) be conducted for any Calendar Quarter more than three (3) years after the end of the Calendar Year of which such Calendar Quarter is a part, or (iii) be repeated for any Calendar Quarter, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all reports provided under Section 6.6 and, if applicable, Cost of Goods. The independent accounting firm shall have the right to make copies of relevant portions of the audited Party’s books and records; provided that any such copies shall be the Confidential Information of the audited Party, shall be protected by appropriate confidentiality obligations and shall not be shared with the auditing Party or any other Person. The independent accounting firm will prepare and provide to EISAI and EPIZYME a written report stating only whether the reports submitted and amounts paid hereunder were correct or incorrect, and the amounts of any discrepancies.

6.8.3 Such examination is to be made at the expense of the auditing Party, except if the results of the audit reveal an underpayment of royalties to the auditing Party by the audited Party of [**] percent ([**]%) or more in any Calendar Year, or an overpayment by EISAI to EPIZYME for Licensed Compound or Licensed Product supplied by EPIZYME pursuant to Section 3.3 of [**] percent ([**]%) or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by the audited Party.

6.8.4 When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by the audited Party for consolidation purposes. The audited Party shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a product-by-product and country-by-country basis as part of its report of Net Sales for the period covered under the applicable report.

6.8.5 EPIZYME shall keep, and shall require its Affiliates to keep, full, clear and accurate records of all Development Costs incurred by EPIZYME and its Affiliates in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder, which records shall be subject to audit to the extent set forth in Section 12.5.2(h)(iii).

6.9 Withholding Taxes. The Payor shall inform the Payee of any withholding tax obligation imposed by taxing authorities on payments due to the Payee under this Agreement as soon as it becomes aware of the withholding tax obligation. The Parties shall meet promptly thereafter to discuss how best to minimize the amount of such withholding tax obligation, and the Payee shall take all reasonable and lawful steps requested by the Payor to minimize the amount of any such withholding tax obligation at the Payor’s expense. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable EISAI and EPIZYME to minimize or recover any withholding tax payment. EISAI may withhold taxes in the event that revenue authorities in any country outside the United States require the withholding of taxes on amounts paid hereunder to EPIZYME, and EPIZYME may withhold taxes in the event that revenue authorities in any country outside Japan require the withholding of taxes on amounts paid hereunder to EISAI. In any such event the Payor shall deduct such taxes from such payment and such taxes shall be paid by the Payor to the proper taxing authority on behalf of the Payee (evidence of which payment to such taxing authority shall be provided promptly by the Payor to the Payee hereunder). Notwithstanding the foregoing provisions of this Section 6.9, if EISAI is required by any taxing authority outside of the United States to withhold taxes from any amount payable by EISAI hereunder, or if EPIZYME is required by any taxing authority outside of Japan to withhold taxes from any amount payable by EPIZYME hereunder, then the Payor shall pay to the Payee an additional amount as may be necessary so that the Payee shall receive, after deduction of such withholding tax, the amount which the Payee would have received in the absence of such withholding tax; provided that, such payment of additional amounts shall not be required to the extent the required withholding of taxes results from the Payee’s assignment of this Agreement or redomiciliation of the Payee outside of Japan, in the case of EISAI, or outside of the United States, in the case of EPIZYME.

6.10 Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the prime or equivalent rate per annum quoted by The Wall Street Journal, Eastern Edition on the first Business Day after such payment is due, plus [**] basis points, and (b) the highest rate permitted by applicable Law, in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment).

6.11 Limitations on Payments for [**] Use. Notwithstanding anything herein to the contrary, except as otherwise set forth in the last sentence of this Section 6.11, the royalties in Section 6.4.1 shall not apply to [**], provided, that neither Party may sell any [**] unless and until the Parties have mutually agreed upon the royalties payable on Net Sales of such [**], as applicable, in accordance with this Section 6.11, or a Party elects, in its sole discretion and by written notice to the other Party, to sell such [**], as applicable, subject to payment of the royalties set forth in Section 6.4.1 with respect to such [**], as applicable. In the event that a Party Develops a [**], the Parties shall negotiate a downward adjustment to the royalties set forth in Section 6.4.1 for the sale of such [**] that reflects the commercial potential of such product and standard commercial terms in the industry for [**], as applicable (it being understood that either Party may elect, in its sole discretion and upon written notice to the other Party, to sell such [**], as applicable, subject to payment of the royalties set forth in Section 6.4.1 with respect to such [**], as applicable).

6.12 FDA Priority Review Voucher.

6.12.1 If EPIZYME, its Affiliate or Sublicensee is awarded a PRV in connection with the NDA for any Licensed Product, and EPIZYME, such Affiliate or Sublicensee thereafter sells such PRV to a Third Party, EPIZYME shall pay to EISAI [**] percent ([**]%) of the total consideration that EPIZYME, such Affiliate or Sublicensee receives for such sale within ten (10) Business Days after receipt of such consideration. EPIZYME shall notify EISAI of the execution by EPIZYME, its Affiliate or Sublicensee of any agreement for the sale of such PRV to a Third Party and shall provide to EISAI a complete copy of such sale agreement within ten (10) Business Days after such execution. In case any such consideration received by EPIZYME, such Affiliate or Sublicensee is non-cash consideration, the value of such non-cash consideration shall be determined in good faith by the Parties.

6.12.2 If EPIZYME, its Affiliate or Sublicensee is awarded a PRV in connection with the NDA for any Licensed Product, and EPIZYME, such Affiliate or Sublicensee thereafter redeems such PRV for use with any product other than a Licensed Product, then (a) not later than ten (10) Business Days after the date of such redemption (the “Redemption Date”) EPIZYME shall notify EISAI of such redemption, and (b) not later than [**] days after the Redemption Date, pay to EISAI an amount equal to [**] percent ([**]%) of the mean of the sales prices of the [**] PRVs most recently sold by Third Parties prior to the Redemption Date. For the avoidance of doubt, no compensation shall be payable by EPIZYME to EISAI under this Section 6.12.2 if EPIZYME, its Affiliate or Sublicensee redeems a PRV for use with a Licensed Product.

6.12.3 If the Parties are unable to reach agreement as to a valuation pursuant to Section 6.12.1 or 6.12.2, the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within thirty (30) days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties.

ARTICLE 7

EXCLUSIVITY; CHANGE OF CONTROL

7.1 Target Exclusivity. Except for Licensed Compounds and Licensed Products pursuant to this Agreement, until the expiration of the Target Exclusivity Period, neither Party nor any of its respective Affiliates shall, except as otherwise permitted in Section 7.2, either (a) alone or with or for any Third Party, Develop, Manufacture (for Development or Commercialization), or Commercialize in the Field any Compounds directed to EZH2 anywhere in the Territory, or (b) grant a license or sublicense to, sell or transfer assets (including intellectual property) to, or otherwise assist or contract with, any Third Party to Develop, Manufacture (for Development or Commercialization), or Commercialize in the Field any Compounds directed to EZH2 anywhere in the Territory.

7.2 Exceptions. Notwithstanding the foregoing:

7.2.1 If a Change of Control Event occurs with respect to EPIZYME, and the Person that acquires, combines with or comes to control EPIZYME or acquires EPIZYME’s assets as a result of such Change of Control Event (or any of such Person’s then-existing Affiliates) already has a program or business that existed prior to the Change of Control Event that would otherwise violate Section 7.1 above at the time of such Change of Control Event (such program or business, to the extent that the conduct thereof would otherwise violate Section 7.1, a “Competing Business”), such Person (or such Person’s Affiliate) shall be permitted to continue such Competing Business after such Change of Control Event and such continuation shall not constitute a violation of Section 7.1 above, provided that:

(a) the Development activities of EPIZYME under this Agreement shall be conducted separately (including by separate personnel) from any Development activities of EPIZYME directed to such Competing Business, including the maintenance of separate lab notebooks and records; and

(b) EPIZYME shall continue to comply with all of its obligations hereunder, including its obligations under Section 3.2.1.

7.2.2 If either Party or any of its Affiliates merges or consolidates (in a transaction that does not constitute a Change of Control Event) with, or acquires, a Third Party with a Competing Business, or if either Party or any of its Affiliates acquires assets that include a Competing Business, in any case pursuant to a transaction or series of transactions in which the acquisition of the Competing Business is ancillary to and not a principal focus of the transaction or series of transactions, then such continuing operation of the Competing Business for up to [**] months following the closing of such transaction or the first of any series of transactions shall not constitute a breach of Section 7.1, if the Party within [**] months after the closing date of such transaction or the first of any series of transactions either divests, or causes the relevant Affiliate to divest, the Competing Business, or permanently ceases, or causes the relevant Affiliate to permanently cease, operations of the Competing Business; provided that, in no event shall either Party or any of its Affiliates be permitted to merge or consolidate with, or acquire, a Third Party that is in a Competing Business, or acquire assets that include a Competing Business, pursuant to a transaction or series of transactions in which the acquisition of the Competing Business is the principal focus of the transaction or series of transactions.

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership.

8.1.1 Intellectual Property Arising Outside of this Agreement. As between the Parties, EPIZYME shall retain all of its right, title and interest in, to and under the EPIZYME IP and EISAI shall retain all of its rights, title and interest in, to and under the EISAI IP, except to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

8.1.2 Intellectual Property Arising Under This Agreement.

(a) EISAI shall be the sole owner of any EISAI Collaboration Know-How and EISAI Collaboration Patents, and EISAI shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EISAI to EPIZYME under this Agreement.

(b) EPIZYME shall be the sole owner of any EPIZYME Collaboration Know-How and EPIZYME Collaboration Patents, and EPIZYME shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EPIZYME to EISAI under this Agreement.

(c) Any Joint Patents or Joint Know-How shall be owned jointly by EISAI and EPIZYME, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice and license the Joint Know-How and the Joint Patents without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under Laws to require any such consent or accounting.

8.2 Prosecution and Maintenance of Patents.

8.2.1 EPIZYME Patents; Collaboration Patents; Joint Patents. Subject to Section 8.2.2:

(a) As between the Parties, EPIZYME shall have the right (but not the obligation) to Prosecute and Maintain the EPIZYME Patents, Collaboration Patents, and Joint Patents. EPIZYME shall keep EISAI informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that EPIZYME receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) EPIZYME shall also provide EISAI with a reasonable opportunity to substantively comment on Prosecution and Maintenance of EPIZYME Patents, Collaboration Patents, and Joint Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by EISAI. EISAI shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided that EISAI does so promptly and consistent with any applicable filing deadlines.

8.2.2 Filing Decision or Prosecution Lapse. If, during the Term, the Party with the first right, pursuant to Section 8.2.1, to Prosecute and Maintain an EPIZYME Patent, Collaboration Patent or Joint Patent, as applicable, in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall notify and consult with the other Party on such decision or intention at least [**] days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

8.2.3 Cooperation Regarding the Filing and Prosecution of Patents.

(a) The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, and Joint Patents in the Territory under this Agreement. Cooperation shall include:

(i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (A) effectuate the ownership of intellectual property set forth in Section 8.1, (B) enable the other Party to apply for and to prosecute Patent applications in the Territory, and (C) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, or Joint Patents, each of (A), (B), and (C) to the extent provided for in this Agreement;

(ii) consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(iii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents, or Joint Patents in the Territory.

(b) At either Party’s request, the Parties shall cooperate with one another to file and prosecute divisional Patent applications with respect to EPIZYME Patents that are primarily applicable to EZH2 or EZH2 Compounds, Collaboration Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 8.2, if practicable and if necessary or desirable to divide subject matter relating to the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products from other subject matter.

8.2.4 United States Law. The determination of whether Know-How discovered, developed, invented, conceived or reduced to practice made by a Party for the purpose of allocating proprietary rights (including Patent or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Law in the United States as in effect on the Prior Agreement Effective Date.

8.2.5 CREATE Act. Notwithstanding anything to the contrary in this Article 8, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

8.3 Patent Costs. Each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under Section 8.2; provided that, EISAI will reimburse EPIZYME for all EISAI Territory-specific out-of-pocket costs and expenses reasonably incurred by EPIZYME for the Prosecution and Maintenance of EPIZYME Patents, Collaboration Patents and Joint Patents in the EISAI Territory pursuant to Section 8.2.1 within [**] days after receipt of any invoice from EPIZYME therefor.

8.4 Defense of Claims Brought by Third Parties. If a Party becomes aware of any claim, suit, or proceeding alleging that the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. Subject to Article 11, each Party shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding brought against such Party at its own expense (but subject to deduction as provided below), using counsel of its own choice. The other Party may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. Each Party shall be entitled to credit [**] percent ([**]%) of the reasonable out-of-pocket costs of defending such claim, suit, or proceeding against royalties due to the other Party pursuant to Section 6.4. Any recoveries by a Party of any sanctions awarded to such Party and against a Third Party asserting a claim being defended under this Section 8.4 shall be applied as follows: such recovery shall be applied first to (i) reimburse such Party for its reasonable out-of-pocket costs of defending such claim, suit or proceeding to the extent not credited against royalties pursuant to the previous sentence, and (ii) reimburse the other Party for royalty credits pursuant to the previous sentence, and to the extent the amount of recovery is not sufficient to reimburse the Parties for the total amount described under subsections (i) and (ii) above, the recovery shall be shared by the Parties equally. The balance of any such recoveries shall be retained by the Party defending such claim, suit or proceeding and included in such Party’s Net Sales for the relevant Licensed Product.

8.5 Enforcement of EPIZYME Patents, Collaboration Patents and Joint Patents.

8.5.1 Duty to Notify of Infringement. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any EPIZYME Patent, Collaboration Patent or Joint Patent, including actual or alleged infringement under 35 U.S.C. § 271(e)(2), that is or would be competitive with a Licensed Compound or Licensed Product (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

8.5.2 Enforcement of EPIZYME Patents. As between the Parties, EPIZYME shall have the primary right, but not the obligation, to institute, prosecute, control and settle any action or proceeding with respect to any Competitive Infringement of EPIZYME Patents in the Territory, by counsel of its own choice, and EISAI shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If EPIZYME fails to bring an action or proceeding or otherwise take affirmative actions to address such infringement within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), as between the Parties, EISAI shall have the right to bring and control such an action by counsel of its own choice, and EPIZYME shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Enforcement of Collaboration Patents and Joint Patents that Cover Licensed Compounds. EPIZYME shall have the primary right, but not the obligation, to institute, prosecute, control and settle any action or proceeding with respect to any Competitive Infringement of Collaboration Patents and Joint Patents in the Territory, by counsel of its own choice, and EISAI shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If EPIZYME fails to bring an action or proceeding or otherwise take affirmative actions to address such infringement within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), EISAI shall have the right to bring and control such an action by counsel of its own choice, and EPIZYME shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing suit; provided that (a) any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 8 shall not, without the consent of the Party not bringing suit, impose any liability or obligation on such Party not bringing suit, (b) the Party bringing suit shall not settle, enter into a consent judgment or dispose of any such claim, suit or proceeding, except in a manner that it believes in good faith is in the best interests of the Licensed Products (without taking into consideration products in such Party’s portfolio that are not Licensed Products), (c) any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 8 shall not, without the consent of the Party not bringing suit, conflict with or reduce the scope of the subject matter claimed in any Patent owned (solely or jointly) by the Party not bringing suit, and (d) without the prior written consent of the Party not bringing suit, the Party bringing suit shall not be entitled to grant any license in the other Party’s part of the Territory that would conflict with the licenses granted to the Party not bringing suit in Section 5.1 or Section 5.2, as applicable.

8.5.5 Cooperation. If one Party brings any such action or proceeding in accordance with this Section 8.5, the other Party agrees to be joined as a party plaintiff where legally required to initiate or maintain suit or collect damages, and to give the first Party reasonable assistance and authority to file and prosecute the suit.

8.5.6 Costs and Recoveries. The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows:

(a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs incurred by each Party in connection with such action; and

(b) then any remaining proceeds shall be allocated between the Parties such that the Party bringing suit under this Section 8.5 retains [**] and the other Party retains [**] of such amount.

8.5.7 Regulatory Data Protection. To the extent required by Law, EPIZYME shall use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patents for any Licensed Product that EPIZYME intends to, or has begun to, Commercialize and that have become the subject of an application for Regulatory Approval submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties shall meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, EPIZYME shall retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product, regardless of which Party owns such Patent.

8.5.8 Patent Term Extensions. EPIZYME and EISAI shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the EPIZYME Patents, Collaboration Patents, or Joint Patents the Parties shall apply to obtain patent term extensions, adjustments, restorations, or supplementary protection certificates under Law, based on the best commercial interests of the Licensed Products Covered by such Patents. If the Parties are unable to reach mutual agreement, as between the Parties, EPIZYME shall have the right to make the final decision as to such Patents in the EPIZYME Territory and EISAI shall have the right to make the final decision as to such Patents in the EISAI Territory.

8.6 Invalidity or Unenforceability Defenses or Actions.

8.6.1 Notice. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 8.5 or claim or counterclaim asserted under Section 8.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, in either case that any EPIZYME Patent, Collaboration Patent or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such assertion shall promptly give written notice to the other Party.

8.6.2 Defense. The right to defend the applicable EPIZYME Patent, Collaboration Patent or Joint Patent against such assertion of invalidity or unenforceability shall be determined in the same manner as the right to enforce such Patent pursuant to Section 8.5;

provided that, if the assertion is made in a suit that is already being controlled by a Party pursuant to Section 8.4 or 8.5, the controlling Party shall retain control of such defense. The other Party may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. If a Party elects not to defend or control the defense of the EPIZYME Patents, Collaboration Patents or Joint Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then the other Party may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

8.6.3 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 8.6, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 8.6, each Party shall consult with the other as to the strategy for the defense of the EPIZYME Patents, Collaboration Patents and Joint Patents.

8.7 Third Party Licenses. If in the reasonable opinion of the Applicable Commercialization Party, the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product by the Applicable Commercialization Party, any of its Affiliates, or any of its or their Sublicensees infringes or misappropriates any Patent, trade secret, or other intellectual property right of a Third Party in any country in such Party’s part of the Territory, such that the Applicable Commercialization Party, any of its Affiliates or any of its or their Sublicensees cannot Develop, Manufacture, or Commercialize such Licensed Compound or Licensed Product in such country without infringing such Patent, trade secret, or other intellectual property right of such Third Party, then the Applicable Commercialization Party shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party as necessary for the Applicable Commercialization Party and its Affiliates, and its and their Sublicensees to Develop, Manufacture, and Commercialize Licensed Compounds and Licensed Products in such country.

8.8 Ownership and Prosecution of Product Trademarks. The Applicable Commercialization Party shall own all right, title, and interest to the trademarks used with respect to the Licensed Products in such Party’s part of the Territory, and shall be responsible for the registration, prosecution, maintenance and enforcement thereof. For clarity, EISAI may use the same trademarks in the EISAI Territory with respect to the Licensed Products as EPIZYME uses in the EPIZYME Territory with respect to the Licensed Products, and EISAI shall own such trademarks in the EISAI Territory, provided that: (i) EISAI shall not use such trademarks with respect to any products or services other than Licensed Products and (ii) upon the effectiveness of the license granted to EPIZYME under Section 12.5.1(d), if applicable, EISAI agrees to assign and hereby does assign to EPIZYME all right, title and interest in and to such trademarks in the EISAI Territory.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2 Product Information. EPIZYME recognizes that by reason of, inter alia, EISAI’s status as an exclusive licensee in the EISAI Territory under this Agreement, EISAI has an interest in EPIZYME’s retention in confidence of certain information of EPIZYME. Accordingly, until the end of all Royalty Term(s) in the EISAI Territory, EPIZYME shall keep confidential, and not publish or otherwise disclose, and not use for any purpose other than to fulfill EPIZYME’s obligations, or exercise EPIZYME’s rights, hereunder any EPIZYME Know-How Controlled by EPIZYME or EPIZYME Collaboration Know-How, in each case that are primarily applicable to EZH2 or EZH2 Compounds (the “Product Information”), except to the extent (a) the Product Information is in the public domain through no fault of EPIZYME, (b) such disclosure or use is expressly permitted under Section 9.3, or (c) such disclosure or use is otherwise expressly permitted by the terms and conditions of this Agreement. For purposes of Section 9.3, each Party shall be deemed to be both the Disclosing Party and the Receiving Party with respect to Product Information. For clarification, the disclosure by EPIZYME to EISAI of Product Information shall not cause such Product Information to cease to be subject to the provisions of this Section 9.2 with respect to the use and disclosure of such Confidential Information by EPIZYME. In the event this Agreement is terminated pursuant to Article 12, this Section 9.2 shall have no continuing force or effect, but the Product Information, to the extent disclosed by EPIZYME to EISAI hereunder, shall continue to be Confidential Information of EPIZYME, subject to the terms of Sections 9.1 and 9.3 for purposes of the surviving provisions of this Agreement. Each Party shall be responsible for compliance by its Affiliates, and its and its Affiliates’ respective officers, directors, employees and agents, with the provisions of Section 9.1 and this Section 9.2.

9.3 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Compounds or Licensed Products and to grant licenses and sublicenses hereunder);

(b) to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(c) in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if so advised by the Receiving Party’s legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that, to the extent practicable, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(d) to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent with respect to which the Receiving Party has the right or responsibility to conduct such activities hereunder; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(e) in communication with actual or potential investors, lenders, acquirors, merger partners, consultants, advisors, licensees, sublicensees, collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(f) to the extent mutually agreed to in writing by the Parties.

9.4 Press Release; Disclosure of Agreement.

9.4.1 Press Release. On or promptly after the Restatement Date, each Party shall issue a public announcement of this amendment and restatement of the Prior Agreement in the form attached hereto as (for EPIZYME’s announcement) Exhibit C-1 and (for EISAI’s announcement) Exhibit C-2. Thereafter, the Parties shall use good faith efforts to agree on joint press releases with respect to material developments relating to the Development or Commercialization of Licensed Products; provided that (a) EPIZYME shall have the right, without having to obtain EISAI’s consent, to issue press releases or make other public announcements or disclosures with respect to Licensed Products (but not the terms of this Agreement) if the Parties cannot agree on a joint press release with respect thereto within five (5) Business Days after EPIZYME notifies EISAI of EPIZYME’s desire to issue such press release; and (b) EISAI shall have the right, without having to obtain EPIZYME’s consent, to issue press releases or make other public announcements or disclosures with respect to the receipt by EISAI of a payment for achievement of a milestone pursuant to Section 6.3.1 of this Agreement if the Parties cannot agree on a joint press release with respect thereto within five (5) Business Days after EISAI notifies EPIZYME of EISAI’s desire to issue such press release.

9.4.2 Disclosure of Agreement Terms.

(a) Except to the extent required by Law or by securities exchange listing requirements or as otherwise permitted in accordance with Section 9.4.1, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party to the extent such information remains accurate. Each Party shall also be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirors, merger partners, licensees, sublicensees, collaborators, investors, lenders and professional advisors.

(c) Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the U.S.) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

9.5 Termination of Prior Confidentiality Agreement. This Agreement supersedes and replaces the Confidentiality Agreement between EPIZYME and EISAI dated July 13, 2010 (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.

9.6 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

9.7 Publications.

9.7.1 Publications; Restrictions. Neither EISAI nor its Affiliates shall publish or publicly disclose the results generated in the course of performing any of the Development or Commercialization activities directed to EZH2 conducted by the either Party under this Agreement without the prior written consent of EPIZYME, except (i) EISAI may publish or publicly disclose the results generated in the course of performing any Japan-Specific Development Activities conducted by EISAI under this Agreement without such consent, subject to EISAI first providing EPIZYME with an opportunity to review the proposed publication as set forth in Section 9.7.2, or (ii) as otherwise expressly permitted in Section 9.8 or otherwise in this Agreement. EPIZYME may publish or publicly disclose the results generated in the course of performing any of the Development or Commercialization activities directed to EZH2 conducted by EPIZYME under this Agreement without the prior written consent of EISAI, subject to EPIZYME first providing EISAI with an opportunity to review the proposed publication as set forth in Section 9.7.2, or as otherwise expressly permitted in Section 9.8 or otherwise in this Agreement.

9.7.2 Submission; Review. The Party seeking to publish results hereunder (the “publishing Party”) shall provide the other Party (the “reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than fifteen (15) days prior to its intended submission for publication. The reviewing Party shall respond in writing promptly and in no event later than ten (10) days after receipt of the proposed material, with one or more of the following:

(a) comments on the proposed material, which the publishing Party shall consider in good faith;

(b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any Development activities conducted under this Agreement; or

(c) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.

9.7.3 Patent and Trade Secret Protection. In the event of concern by the reviewing Party over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event less than [**] days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, or to abandon such proposed publication or presentation if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed.

9.7.4 Review of Third Party Materials. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties conducting Development with or on behalf of a Party hereunder, such materials shall be subject to review by the other Party under this Section 9.7 to the same extent that EISAI or EPIZYME (as the case may be) has the right to do so.

9.8 Clinical Trial Register. Each of EISAI and EPIZYME shall have the right to list and publish summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each Party and any government-sponsored database such as clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, and shall provide copies of such summaries to the other Party at least thirty (30) days prior to the proposed publication date for the purposes of preparing any necessary patent filings.

9.9 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.9 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Law. In addition, EPIZYME may use EISAI’s name, logo or trademark on EPIZYME’s website to identify EISAI as one of EPIZYME’s collaborators provided that EPIZYME complies with the formatting specifications provided by EISAI.

9.10 Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, that the other Party shall be permitted to retain such Confidential Information for the sole purpose of performing any continuing obligations hereunder or exercising its rights hereunder that survive such termination (e.g., the exercise of its rights under a license grant back). Notwithstanding the foregoing, such other Party also shall be permitted to retain one (1) copy of such Confidential Information for archival purposes and such additional copies of, or any computer records or files containing, such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.6.2.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties. Each Party hereby represents, warrants and covenants to the other Party, as of the Restatement Date, that:

10.1.1 Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2 Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3 This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4 The execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is or becomes a party or by which it is or becomes bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

10.1.5 No government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary for its execution and delivery of this Agreement; and

10.1.6 it has not (i) employed and has not used a contractor or consultant that has employed, any Person debarred pursuant to Section 306 of the Federal Food, Drug and Cosmetic Act (the “FFDCA”), or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA), or, (ii) employed any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any pre-clinical activities or clinical studies of Compounds.

10.2 Representations and Warranties of EPIZYME. EPIZYME hereby represents, warrants and covenants to EISAI, as of the Restatement Date, that:

10.2.1 All EPIZYME Patents in the EISAI Territory existing as of the Restatement Date are listed on Exhibit A (such EPIZYME Patents existing as of the Restatement Date, collectively, the “Existing Patents”). To EPIZYME’s knowledge, no issued patents included in the Existing Patents are invalid or unenforceable.

10.2.2 RESERVED.

10.2.3 There are no claims, judgments or settlements against, or amounts with respect thereto, owed by EPIZYME or any of its Affiliates relating to the Existing Patents or the EPIZYME Know-How existing as of the Restatement Date (such EPIZYME Know-How existing as of the Restatement Date, collectively, the “Existing Know-How”). No claim or litigation has been brought or threatened against EPIZYME or any of its Affiliates by any Person alleging, and EPIZYME has no knowledge of any claim, whether or not asserted, that (a) the Existing Patents are invalid or unenforceable, (b) the Existing Patents or the Existing Know-How or the disclosing, copying, making, assigning or licensing of the Existing Patents or the Existing Know-How, or the Development or Commercialization of the Licensed Compounds or Licensed Products prior to the Restatement Date has violated, infringed or otherwise conflicted or interfered with, any intellectual property or proprietary right of any Person, or (c) the disclosing, copying, making, assigning or licensing of the Existing Patents or the Existing Know-How or the Development or Commercialization of the Licensed Compounds or Licensed Products as contemplated herein would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person.

10.2.4 Except for any Existing Patents and Existing Know-How as to which EISAI is a joint owner, EPIZYME is the sole and exclusive owner of the Existing Patents and the Existing Know-How, free of any encumbrance, lien or claim of ownership by any Third Party. EPIZYME is entitled to grant to EISAI the licenses specified herein.

10.2.5 During the Term, EPIZYME shall not encumber or diminish its rights with respect to the EPIZYME Patents, in each case if such encumbrance or diminution would in any way adversely affect the rights and licenses granted to EISAI, or the obligations of EISAI or EPIZYME, hereunder, without prior written consent of EISAI.

10.2.6 To EPIZYME’s knowledge, the Existing Patents are being diligently prosecuted in the respective patent offices in accordance with Law. All applicable filing and maintenance fees with respect to the Existing Patents have been paid on or before the due date for payment.

10.2.7 EPIZYME and its Affiliates have not previously assigned, transferred, licensed, conveyed or otherwise encumbered its or their right, title or interest in or to the Existing Patents that are primarily applicable to EZH2 or EZH2 Compounds, Existing Know-How that are primarily applicable to EZH2 or EZH2 Compounds, or any EZH2 Compound (including by granting any covenant not to sue with respect thereto) or any Patents or Know-How that would be Existing Patents or Existing Know-How, in each case that are primarily applicable to EZH2 or EZH2 Compounds, but for such assignment, transfer, license, conveyance or encumbrance, except in each case where such assignment, transfer, license, conveyance or encumbrance is terminated and no longer in force or effect, and EPIZYME and its Affiliates will not enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with the rights and licenses granted to EISAI under this Agreement or EPIZYME’s obligations under this Agreement.

10.2.8 To EPIZYME’s knowledge, no Person is infringing or threatening to infringe the Existing Patents or misappropriating or threatening to misappropriate the Existing Know-How.

10.2.9 True, complete and correct copies of: (a) the file wrapper and other material documents relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents were provided or made available to EISAI prior to the Prior Agreement Date, and (b) all information known to EPIZYME that EPIZYME believes to be materially adverse with respect to the safety and efficacy of the EZH2 Compounds controlled by EPIZYME as of the Restatement Date, were provided or made available to EISAI prior to the Restatement Date.

10.2.10 To EPIZYME’s knowledge, the conduct of the Development activities hereunder contemplated as of the Restatement Date will not infringe any Patent or other intellectual property or proprietary right of any Person.

10.2.11 The conception, development and reduction to practice of the Existing Patents and Existing Know-How have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person. The conception, development and reduction to practice of Collaboration Patents and Collaboration Know-How, in each case by or on behalf of EPIZYME and its Affiliates prior to the Restatement Date, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.2.12 In respect of the pending patent applications included in the Existing Patents, EPIZYME has complied with its duty of candor to relevant patent offices.

10.2.13 The Existing Patents represent all Patents within EPIZYME’s Control relating to EZH2 Compounds in the EISAI Territory as of the Restatement Date. To EPIZYME’s knowledge, there is no Know-How Controlled by EPIZYME as of the Restatement Date that relates to EZH2 Compounds that is not within the Existing Know-How.

10.2.14 To EPIZYME’s knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending.

10.2.15 To EPIZYME’s knowledge, each Person who has or has had any rights in or to any Existing Patent or any Existing Know-How, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Patent and Existing Know-How to EPIZYME.

10.2.16 No material Existing Know-How owned by EPIZYME have been disclosed or authorized to be disclosed to any Third Party not subject to confidentiality obligations to EPIZYME, and, to EPIZYME’s knowledge, no Third Party to such a nondisclosure agreement with EPIZYME is in breach or default thereof. EPIZYME has implemented reasonable policies and procedures to protect and maintain the confidentiality of Existing Know-How.

10.2.17 All information, documentation and other materials furnished or made available by EPIZYME upon the request of EISAI during EISAI’s period of diligence prior to the Prior Agreement Effective Date were, as of the date such information, documentation or materials were furnished or made available to EISAI, true, complete and correct copies of what they purport to be.

10.2.18 EPIZYME and its Affiliates have conducted, and, to EPIZYME’s knowledge, their respective contractors and consultants have conducted, all Development of Licensed Compounds or the Licensed Products that they have conducted prior to the Restatement Date, in accordance with Law.

10.3 Representations and Warranties of EISAI. EISAI hereby represents and warrants to EPIZYME, as of the Restatement Date, that (a) to EISAI’s knowledge, neither EISAI nor any Affiliate owns or controls any rights to EZH2 Compounds except for Licensed Compounds to which it has been granted rights hereunder, (b) EISAI is entitled to grant to EPIZYME the licenses specified herein, and (c) the conception, development and reduction to practice of Collaboration Patents and Collaboration Know-How, in each case by or on behalf of EISAI and its Affiliates prior to the Restatement Date, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.4 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b) It shall not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA). It agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder; and

(c) Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder or any of such Party’s obligations hereunder.

10.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, or (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by EISAI. EISAI shall indemnify, defend and hold harmless EPIZYME and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Third Party Claims”) based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of EISAI or its Affiliates or its or their respective directors, officers, employees and agents, in connection with EISAI’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or covenant made by EISAI under Article 10 or any other provision under this Agreement;

(c) the Development that is actually conducted by or on behalf of EISAI, its Affiliates or Sublicensees (excluding any Development carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees hereunder), the handling and storage by or on behalf of EISAI, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of EISAI, its Affiliates or Sublicensees, and the Manufacture and Commercialization by EISAI, its Affiliates or Sublicensees of any Licensed Compound or Licensed Product, including (i) any product liability, personal injury, property damage or other damage resulting from any Licensed Compound or Licensed Product distributed by or on behalf of EISAI, its Affiliates or Sublicensees, and (ii) infringement of any Patent or other intellectual property rights of any Third Party by EISAI, its Affiliates or Sublicensees, in each case resulting from any of the foregoing activities described in this Section 11.1(c); or

(d) the Development, Commercialization, or Manufacture of Compounds, Licensed Compounds or Licensed Products anywhere in the world after the Term, including the use of Marketing Related Materials, by or on behalf of EISAI or its Affiliates or Third Party sublicensees;

in each case, provided that, such indemnity shall not apply to the extent EPIZYME has an indemnification obligation pursuant to Section 11.2 for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

11.2 Indemnification by EPIZYME. EPIZYME shall indemnify, defend and hold harmless EISAI and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of EPIZYME or its Affiliates or its or their respective directors, officers, employees and agents, in connection with EPIZYME’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or covenant made by EPIZYME under Article 10 or any other provision under this Agreement;

(c) the Development that is actually conducted by or on behalf of EPIZYME, its Affiliates or Sublicensees (including Development carried out by EISAI or its Affiliates pursuant to Exhibit B, but without expanding EPIZYME’s obligations to pay the costs of any activities conducted pursuant to Exhibit B or Section 2.6 beyond EPIZYME’s payment obligations as set forth in Section 2.6.2 and otherwise excluding any Development carried out by or on behalf of EISAI or its Affiliates or Sublicensees; provided, however, that the Development which is to be carried out by or on behalf of EPIZYME, its Affiliates or Sublicensees hereunder shall not be considered or interpreted to be Development carried out by or on behalf of EISAI or its Affiliates or Sublicensees), the handling and storage by or on behalf of EPIZYME, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of EPIZYME, its Affiliates or Sublicensees (including the handling and storage by EISAI or its Affiliates of any chemical agents or other compounds pursuant to Exhibit B), and the Manufacture and Commercialization by EPIZYME, its Affiliates or Sublicensees of any Licensed Compound or Licensed Product, including (i) any product liability, personal injury, property damage or other damage resulting from any Licensed Compound or Licensed Product distributed by or on behalf of EPIZYME, its Affiliates or Sublicensees, and (ii) infringement of any Patent or other intellectual property rights of any Third Party by EPIZYME, its Affiliates or Sublicensees, in each case resulting from any of the foregoing activities described in this Section 11.2(c);

(d) any gross negligence, recklessness, wrongful intentional act or omission, failure to comply with any Law, breach of any agreement with a Third Party, or infringement of Patent or other intellectual property rights of any Third Party by EPIZYME, its Affiliates or Third Party sublicensees with respect to any Development, Commercialization, or Manufacture of Licensed Compounds or Licensed Products anywhere in the world prior to the Prior Agreement Effective Date;

(e) the Development, Commercialization, or Manufacture of Compounds, Licensed Compounds or Licensed Products anywhere in the world after the Term, including the use of Marketing Related Materials, by or on behalf of EPIZYME or its Affiliates or Third Party sublicensees; or

(f) the Development, Commercialization, or Manufacture of Compounds, Licensed Compounds or Licensed Products in the EISAI Territory after the termination of this Agreement with respect to the EISAI Territory, including the use of Marketing Related Materials, by or on behalf of EPIZYME or its Affiliates or Third Party sublicensees;

in each case, provided that, such indemnity shall not apply to the extent EISAI has an indemnification obligation pursuant to Section 11.1 for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

11.3 Procedure.

11.3.1 Notice of Claim. A Person seeking indemnification under this Article 11 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

11.3.2 Assumption of Defense; Participation. Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, however, that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Law, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

11.3.3 Settlements. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

11.4 Insurance.

11.4.1 EPIZYME’s Insurance Obligations. EPIZYME shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts, subject to such deductibles and on such terms as are customary for a company such as EPIZYME for the activities to be conducted by it under this Agreement. EPIZYME shall furnish to EISAI evidence of such insurance upon request.

11.4.2 EISAI’s Insurance Obligations. EISAI shall maintain self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials and the Commercialization of Licensed Products, in such amounts and on such terms as are customary for a company such as EISAI for the activities to be conducted by it under this Agreement. EISAI shall furnish to EPIZYME evidence of such self-insurance upon request.

11.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7 OR ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER EPIZYME NOR EISAI, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR LOST ROYALTIES (OTHER THAN ROYALTIES DUE TO THE OTHER PARTY HEREUNDER ON ACTUAL NET SALES), LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration.

12.1.1 Term. This Agreement shall become effective on the Prior Agreement Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect until the expiration of all payment obligations under this Agreement with respect to all Licensed Products in all countries in the Territory (the “Term”).

12.1.2 Effect of Expiration of Royalty Term. After expiration of the applicable Royalty Term with respect to a Licensed Product in a country in the Territory (but not after earlier termination of this Agreement), the Applicable Commercialization Party shall have a non-exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the Know-How and Patents licensed to such Party hereunder, in each case as used at the time of such expiration, to continue to Develop and Commercialize such Licensed Product in the Field in such country, for so long as it continues to do so.

12.2 Unilateral Termination.

12.2.1 Termination for Convenience.

(a) EPIZYME shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement with respect to the EPIZYME Territory upon ninety (90) days’ prior written notice to EISAI hereunder.

(b) EISAI shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement with respect to the EISAI Territory, upon ninety (90) days’ prior written notice to EPIZYME hereunder.

12.2.2 Cessation of Activities. Without limiting the generality of Section 12.2.1, if a Party or its designated Affiliate or Sublicensee in all material respects ceases (or fails to undertake) Development and Commercialization activities with respect to all Licensed Compounds and Licensed Products as to (with respect to EPIZYME) all of the United States, the United Kingdom, Germany, France, Spain and Italy, or (with respect to EISAI) Japan (excluding in each case temporary cessation during periods in which such Party is using Commercially Reasonable Efforts to prepare to resume or commence Development or Commercialization and temporary cessation during periods of [**] months or less in which such Party is conducting a strategic review of Licensed Products in order to determine whether to resume or commence Development or Commercialization), then if such cessation or failure is consistent with the exercise of Commercially Reasonable Efforts (and therefore not a breach of such Party’s obligations to use Commercially Reasonable Efforts that is a basis for termination by the other Party pursuant to Section 12.3), such cessation or failure shall nonetheless be deemed to constitute a termination by the Party which ceases or fails to undertake such Development and Commercialization activities under Section 12.2.1 with respect to the EISAI Territory, in the case of EISAI as the terminating Party, or with respect to the EPIZYME Territory, in the case of EPIZYME as the terminating Party. For clarity, cessation under this Section 12.2.2 with respect to a Party’s part of the Territory shall not be deemed to have occurred if (i) such Party or its designated Affiliate or Sublicensee is performing Development or Commercialization activities with respect to at least one (1) Licensed Compound or Licensed Product with respect to such Party’s part of the Territory or (ii) such Party or its Affiliate is engaged in active negotiations with a Third Party in connection with a license or sublicense in such Party’s part of the Territory with respect to any Licensed Compound or Licensed Product.

12.3 Termination for Cause.

12.3.1 Termination for Material Breach.

(a) Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under Law or in equity, terminate this Agreement if the other Party (the “Breaching Party”) shall have materially breached in the performance of its obligations hereunder, and such breach shall have continued for [**] days (or, in the case of a payment breach, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Subject to Section 12.3.2, any such termination of this Agreement under this Section 12.3.1 shall become effective at the end of such [**] day (or [**] day, as applicable) cure period, unless:

(i) the Breaching Party has cured such breach prior to the expiration of such cure period; or

(ii) such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, (B) such plan is acceptable to the Non-Breaching Party, and (C) the Breaching Party commits to and does carry out such plan; provided that, unless otherwise mutually agreed by the Parties, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond [**] days after the original cure period.

(b) Notwithstanding the foregoing provisions of this Section 12.3.1, (i) if the applicable material breach is a material breach by EISAI of its obligations under Section 3.2.2, then EPIZYME’s termination right pursuant to this Section 12.3.1 with respect to such breach shall be limited to a termination only in the EISAI Territory, and (ii) if the applicable material breach is not a material breach by EISAI of its obligations under Section 3.2.2, then EPIZYME may elect to limit such termination to the EISAI Territory.

(c) Notwithstanding the foregoing provisions of this Section 12.3.1, (i) if the applicable material breach is a material breach by EPIZYME of its obligations under Section 3.2.1, then EISAI’s termination right pursuant to this Section 12.3.1 with respect to such breach shall be limited to a termination only in the EPIZYME Territory, and (ii) if the applicable material breach is not a material breach by EPIZYME of its obligations under Section 3.2.1, then EISAI may elect to limit such termination to the EPIZYME Territory

(d) The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.3.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous material breach.

12.3.2 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 12.3.1 and 13.2, run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party.

12.4 Termination for EISAI Patent Challenge. If EISAI or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any EPIZYME Patent or Collaboration Patent owned by EPIZYME, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents or any claim thereof (each activity under the foregoing clause (a) or (b), an “EISAI Patent Challenge”);

then EPIZYME shall have the right to terminate this Agreement upon thirty (30) days’ written notice to EISAI.

12.5 Effects of Termination.

12.5.1 Termination by EISAI for Convenience; Termination by EPIZYME for Cause or for Patent Challenge. If (w) this Agreement is terminated in its entirety as a result of EISAI’s uncured breach pursuant to Section 12.3.1(a), (x) EPIZYME terminates this Agreement with respect to EISAI Territory as a result of EISAI’s uncured breach pursuant to Section 12.3.1(b), (y) EPIZYME terminates this Agreement in its entirety as a result of an EISAI Patent Challenge pursuant to Section 12.4, (z) EISAI terminates this Agreement with respect to the EISAI Territory pursuant to Section 12.2.1(b) (including any deemed termination pursuant to Section 12.2.2), then:

(a) Effect on Licenses. All licenses granted to EISAI under this Agreement shall be terminated and of no further force or effect and all licenses granted to EPIZYME under Section 5.2.1 of this Agreement shall survive and remain in full force and effect; provided that such licenses under Section 5.2.1 shall be limited to EISAI IP, Collaboration IP, and Joint IP in each case Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination.

(b) Summary of Activities. Within [**] days after such termination, EISAI shall provide to EPIZYME a fair and accurate summary report of the status and results of its (and its Affiliates’ and Sublicensees’) Development and Commercialization activities for Licensed Compounds and Licensed Products prior to the effective date of termination in the Field in the EISAI Territory.

(c) Transition Assistance. Without limiting the generality of the remainder of this Section 12.5.1, EISAI shall use its Commercially Reasonable Efforts, at EPIZYME’s cost, to effect a seamless, timely transition to EPIZYME of all Development, Manufacturing and Commercialization activities and responsibilities for Licensed Compounds and Licensed Products in the EISAI Territory as they exist as of the date of termination in accordance with a transition plan to be mutually agreed by the Parties.

(d) License Grant to EPIZYME. Effective upon such termination, EISAI hereby grants to EPIZYME a perpetual, irrevocable, royalty bearing (at the royalty rate(s) specified in (A) Section 12.5.2(g)(i)(A), if such termination is a termination described in the foregoing clause (z) of this Section 12.5.1 or (B) Section 12.5.2(g)(i)(B)(1), if such termination is a termination described in the foregoing clauses (w), (x) or (y) of this Section 12.5.1 and as if the EISAI Territory were in ROW, in each case (A or B) subject to Sections 6.4.2, 6.4.3, 6.4.4, 6.4.5, 6.6, 6.7, 6.8, 6.9, 6.10 and 6.11, mutatis mutandis), exclusive right and license (even as to EISAI and its Affiliates), with the right to grant sublicenses, under all EISAI IP, Collaboration IP, and Joint IP in each case Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination, solely to continue to Develop, Manufacture or Commercialize such Licensed Compound(s) and Licensed Product(s) in the Field in the EISAI Territory; provided that:

(i) the foregoing license shall exclude any license or other rights with respect to any therapeutically active pharmaceutical ingredient that is not a Licensed Compound and which is covered by Patents Controlled by EISAI or any of its Affiliates;

(ii) EISAI shall provide EPIZYME with copies of any and all Third Party agreements with respect to the EISAI IP and EISAI Collaboration IP that is the subject of the license granted by EISAI to EPIZYME pursuant to this Section 12.5.1(d) and EPIZYME may at any time thereafter exclude any or all of the EISAI IP and EISAI Collaboration IP that is the subject of any such Third Party agreement from the grant set forth in this Section 12.5.1(d) by written notice to EISAI, in which event clause (iii) below shall not apply thereafter to such Third Party agreement and EPIZYME shall have no obligations with respect to any amounts that may become payable under such Third Party agreement;

(iii) EPIZYME shall be responsible for (A) making any payments (including royalties, milestones and other amounts) payable by EISAI to Third Parties under any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees, by making such payments directly to EISAI and, in each instance, EPIZYME shall make the requisite payments to EISAI and provide the necessary reporting information to EISAI in sufficient time to enable EISAI to comply with its obligations under such Third Party agreements, and (B) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to EPIZYME of such license or to the exercise of such license by EPIZYME or any of its Affiliates or sublicensees; and

(iv) EISAI shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by EPIZYME under this Section 12.5.1(d).

(e) Clinical Development Activities. With respect to any clinical Development activities in the EISAI Territory that are in progress at the time of notice of termination, (i) EPIZYME may elect, in its sole discretion, to complete such clinical Development activities, in which event EISAI shall transfer to EPIZYME (or its designee) all such clinical Development activities as part of the transition plan to be mutually agreed by the Parties under clause (c) above, at EPIZYME’s expense, or (ii) if EPIZYME does not elect to complete such clinical Development activities, EISAI shall promptly discontinue or wind-down, at EISAI’s cost, any such clinical Development activities, and forward all interim and final reports and underlying data from such activities to EPIZYME (or its designee).

(f) Regulatory Filings. To the extent permitted by Law, EISAI will promptly assign to EPIZYME all Regulatory Approvals, Regulatory Dossiers and Regulatory Materials for Licensed Products in the EISAI Territory. If EISAI is restricted under Law from transferring ownership of any of the foregoing items to EPIZYME (including in order to continue to conduct any transition activities as contemplated in this Section 12.5.1, including the conduct of clinical Development activities, if applicable, pursuant to Section 12.5.1(e) above), EISAI shall grant

EPIZYME (or its designee) a right of reference or use to such item (it being understood that EISAI shall use Commercially Reasonable Efforts to transfer the same to EPIZYME after the completion of such transition activities). EISAI shall take all actions reasonably necessary to effect such transfer or grant of right of reference or use to EPIZYME, including by making such filings as may be required with Regulatory Authorities and other Governmental Authorities in the Territory that may be necessary to record such assignment or effect such transfer.

(g) Marketing-Related Materials. Upon EPIZYME’s request, EISAI will promptly transfer and deliver to EPIZYME (or its designee) all promotional materials used by EISAI as of the effective date of termination in the promotion of Licensed Products in the EISAI Territory (“Marketing-Related Materials”) and effective on such termination EISAI hereby grants to EPIZYME a perpetual, irrevocable, fully paid-up, non-exclusive license, with the right to grant sublicenses, to reproduce, distribute, display, use, modify and exploit, directly or indirectly, any such Marketing-Related Materials, in each case solely in connection with the exploitation of the Licensed Products; provided that neither EPIZYME nor any of its Affiliates or sublicensees shall have any right or license to reproduce, distribute, display, use, modify or exploit any corporate name or logo of EISAI or its Affiliates on such materials. EPIZYME ACKNOWLEDGES AND AGREES THAT (A) EISAI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE USE OF SUCH MATERIALS, INCLUDING ANY WARRANTY THAT THE MATERIALS ARE FIT FOR ANY PURPOSE OR THAT THE MATERIALS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR ENTITY, AND (B) NEITHER EISAI NOR ITS AFFILIATES SHALL HAVE ANY LIABILITY OF ANY KIND TO EPIZYME, ITS AFFILIATES OR ANY THIRD PARTY RESULTING FROM OR IN CONNECTION WITH THE USE OF ANY SUCH MATERIALS BY ANY PERSON OR ENTITY.

(h) Trademarks. If the First Commercial Sale of any Licensed Products in the EISAI Territory has occurred as of the effective date of termination, at EPIZYME’s request and cost, EISAI shall assign to EPIZYME any EISAI trademark(s) used with respect to Licensed Products (other than EISAI’s company-specific names and company-specific logos) for use solely in connection with such Licensed Product.

(i) Transfer of Data. Upon EPIZYME’s request, EISAI will promptly provide to EPIZYME (or its designee) copies of pharmacological, toxicological and clinical test data and results, research data, reports and batch records, safety data and all other data, including CMC-related information, formulation information, chemistry and biology data, Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization in the EISAI Territory of the Licensed Products as they exist as of the effective date of termination and which has not previously been provided to EPIZYME.

(j) Contracts. EISAI shall assign to EPIZYME, to the extent assignable and included in the transition plan to be agreed by the Parties under clause (c) above, EISAI’s rights in any or all Third Party agreements for licenses, services or supplies used in connection with the Development, Manufacture or Commercialization of Licensed Products in the EISAI Territory, including any Third Party manufacturing agreements and clinical trial agreements (subject to clause (e) above), unless any such agreement covers Combination Products in which any active pharmaceutical ingredient that is not a Licensed Compound is covered by Patents Controlled by EISAI or any of its Affiliates. In any manufacturing agreement relating to the Licensed Products, EISAI shall use Commercially Reasonable Efforts to require that the agreement be assignable to EPIZYME upon termination of this Agreement. To the extent that any such agreement is not assignable by EISAI, then such agreement will not be assigned, and upon the request of EPIZYME, EISAI will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent held by EISAI and subject to such Third Party’s rights. In addition, to the extent that any such Third Party agreement is not specific to Licensed Products, and EISAI needs to retain such agreement for its own purposes unrelated to the applicable Licensed Products, EISAI will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and to enjoy the benefits of such agreement with respect to the applicable Licensed Products in the form of a sublicense, subcontract or other right, subject to such Third Party’s rights.

(k) Manufacturing. Upon EPIZYME’s request, EISAI shall, as part of the transition plan to be mutually agreed by the Parties under clause (c) above, at EPIZYME’s expense, transfer to EPIZYME (or its designee) any processes, documents, materials and other Know-How, to the extent the foregoing is Controlled by EISAI as of the effective date of termination and used in the Manufacture of Licensed Products in the Field as they exist as of the date of termination.

(l) Existing Inventory. At EPIZYME’s election, EISAI will transfer to EPIZYME such portion of EISAI’s existing inventory of Licensed Products (including clinical trial materials and synthetic intermediates, if applicable) that EPIZYME elects and, with respect to any commercial supply, that is in good and saleable condition, in its original, unopened packaging, at [**].

(m) Prosecution and Enforcement. The provisions of Article 8 shall be terminated, except Section 8.1. In addition, as between the Parties, EPIZYME shall have the right (but not the obligation) to prosecute, maintain and enforce all EISAI Collaboration Patents that are primarily applicable to EZH2 or EZH2 Compounds and licensed to EPIZYME pursuant to clause (d) above, under the same terms and to the same extent as EPIZYME had the right to prosecute, maintain and enforce the EISAI Collaboration Patents under Article 8 during the Term. EISAI shall provide such assistance and cooperation as may be reasonably necessary in connection with the transition of prosecution and enforcement responsibilities to EPIZYME with respect to such EISAI Collaboration Patents, including execution of such documents as may be necessary to effect such transition.

(n) EPIZYME Territory Obligations Remain. For clarity, if EISAI terminates this Agreement with respect to the EISAI Territory pursuant to Section 12.2.1(b) (including any deemed termination pursuant to Section 12.2.2), or EPIZYME terminates this Agreement with respect to the EISAI Territory pursuant to Section 12.3.1(b), this Agreement and all of the Parties’ rights and obligations with respect to the EPIZYME Territory shall remain in full force and effect, including EPIZYME’s obligations under Article 6; provided that, solely if EPIZYME terminates this Agreement with respect to the EISAI Territory pursuant to Section 12.3.1(b), on the effective date of such termination Section 6.3 shall be terminated and of no further force or effect (but, for clarity, EPIZYME shall be obligated to pay in accordance with Section 6.3.2 any milestone payment with respect to any milestone event under Section 6.3.1 achieved as of the effective date of termination but not paid by EPIZYME as of the effective date of termination).

(o) Payment Obligations. Any payment obligations that have accrued but that have not been satisfied prior to the date of such termination shall survive.

12.5.2 Termination by EISAI for Cause; Termination by EPIZYME for Convenience. If (x) EISAI terminates this Agreement with respect to the EPIZYME Territory pursuant to Section 12.3.1(c) as a result of EPIZYME’s uncured breach, (y) EISAI terminates this Agreement in its entirety pursuant to Section 12.3.1(a) as a result of EPIZYME’s uncured material breach, or (z) EPIZYME terminates this Agreement with respect to the EPIZYME Territory pursuant to Section 12.2.1(a) (including any deemed termination pursuant to Section 12.2.2), then:

(a) Effect on Licenses. If EISAI elects to obtain a reversion as described in Section 12.5.2(b) below, all licenses granted to EPIZYME under Section 5.2 shall be terminated and of no further force and effect and, whether or not EISAI elects to obtain such reversion, all licenses granted to EISAI under Section 5.1 shall survive and remain in full force and effect; provided that such licenses under Section 5.1 shall be limited to EPIZYME IP, Collaboration IP, and Joint IP in each case Controlled by EPIZYME as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination. If EISAI does not elect to obtain a reversion as described in Section 12.5.2(b) below, all licenses granted to EPIZYME under Section 5.2.1 of this Agreement shall survive and remain in full force and effect; provided that such licenses under Section 5.2.1 shall be limited to EISAI IP, Collaboration IP, and Joint IP in each case Controlled by EISAI as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination.

(b) Reversion Option. EISAI shall have the right to elect, pursuant to written notice provided to EPIZYME on or before the later of (i) the date that is [**] days after the effective date of such termination and (ii) the date that is [**] days after EPIZYME provides the report required by Section 12.5.2(j), for the provisions set forth in Sections 12.5.2(c) through 12.5.2(i) to become effective.

(c) License Grant to EISAI. Effective upon such termination, if EISAI elects to obtain such license in accordance with Section 12.5.2(b), EPIZYME hereby grants to EISAI a perpetual, irrevocable, royalty-bearing (as set forth in Section 12.5.2(g)), exclusive right and license (even as to EPIZYME and its Affiliates), with the right to grant sublicenses, under all EPIZYME IP, Collaboration IP, and Joint IP in each case Controlled by EPIZYME as of the effective date of termination and used as of the effective date of termination in the Development, Manufacture or Commercialization of the Licensed Compound(s) and Licensed Product(s) as they exist as of the date of termination, solely to continue to Develop, Manufacture or Commercialize such Licensed Compound(s) and Licensed Product(s) in the Field in the EPIZYME Territory; provided that:

(i) the foregoing license shall exclude any license or other rights with respect to any therapeutically active pharmaceutical ingredient that is not a Licensed Compound and which is covered by Patents Controlled by EPIZYME or any of its Affiliates;

(ii) EPIZYME shall provide EISAI with copies of any and all Third Party agreements with respect to the EPIZYME IP and EPIZYME Collaboration IP that is the subject of the license granted by EPIZYME to EISAI pursuant to this Section 12.5.2(c) and EISAI may at any time thereafter exclude any or all of the EPIZYME IP and EPIZYME Collaboration IP that is the subject of any such Third Party agreement from the grant set forth in this Section 12.5.2(c) by written notice to EPIZYME, in which event clause (iii) below shall not apply thereafter to such Third Party agreement and EISAI shall have no obligations with respect to any amounts that may become payable under such Third Party agreement;

(iii) EISAI shall be responsible for (1) making any payments (including royalties, milestones and other amounts) payable by EPIZYME to Third Parties under any such Third Party agreements that are applicable to the grant to EISAI of such license or to the exercise of such license by EISAI or any of its Affiliates or sublicensees, by making such payments directly to EPIZYME and, in each instance, EISAI shall make the requisite payments to EPIZYME and provide the necessary reporting information to EPIZYME in sufficient time to enable EPIZYME to comply with its obligations under such Third Party agreements, and (2) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to EISAI of such license or to the exercise of such license by EISAI or any of its Affiliates or sublicensees; provided that EPIZYME shall be solely responsible for and shall pay all amounts payable to UNC under the UNC License Agreement (or under any other agreement entered into by EPIZYME or any Affiliate and UNC); and

(iv) EPIZYME shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by EISAI under this Section 12.5.2(c).

(d) Manufacturing. Upon EISAI’s request, EPIZYME shall, as part of the transition plan to be mutually agreed by the Parties under clause (e) below, at EISAI’s expense, transfer to EISAI (or its designee) any processes, documents, materials and other Know-How, to the extent the foregoing is Controlled by EPIZYME as of the effective date of termination and used in the Manufacture of Licensed Products in the Field as they exist as of the date of termination; provided that, upon EISAI’s request and pursuant to a supply agreement to be negotiated in good faith by the Parties, at a purchase price equal to EPIZYME’s Cost of Goods for clinical supplies and [**]% of EPIZYME’s Cost of Goods for commercial supplies, supply EISAI with clinical and commercial quantities of the Licensed Products for the EPIZYME Territory in the dosage strengths, formulations and presentations under Development or being Commercialized by EPIZYME, in either case, as of the effective date of termination, until the earlier of: (A) [**] months after the effective date of termination; or (B) establishment by EISAI of an alternative supply for such Licensed Products on commercially reasonable terms.

(e) Prosecution and Enforcement. The provisions of Article 8 shall be terminated, except Section 8.1. In addition, as between the Parties, EISAI shall have the right (but not the obligation) to prosecute, maintain and enforce all EPIZYME Collaboration Patents that are primarily applicable to EZH2 or EZH2 Compounds and licensed to EISAI pursuant to clause (a) above, under the same terms and to the same extent as EPIZYME had the right to prosecute, maintain and enforce the EPIZYME Collaboration Patents under Article 8 during the Term. EPIZYME shall provide such assistance and cooperation as may be reasonably necessary in connection with the transition of prosecution and enforcement responsibilities to EISAI with respect to such EPIZYME Collaboration Patents, including execution of such documents as may be necessary to effect such transition.

(f) Other Provisions.

(i) The effects of termination set forth in Sections 12.5.1(b), (c), (e), (f), (g), (h), (i), (j), and (l) above shall apply mutatis mutandis, with “EISAI” being substituted for “EPIZYME” and “EPIZYME” being substituted for “EISAI”.

(ii) If, as of the date of termination, none of EPIZYME, its Affiliates or Sublicensees has been awarded a PRV in connection with the NDA for any Licensed Product, then the provisions of Section 6.12 (FDA Priority Review Voucher) shall apply mutatis mutandis, with “EISAI” being substituted for “EPIZYME” and “EPIZYME” being substituted for “EISAI”.

(iii) If, as of the date of termination, EPIZYME, its Affiliate or Sublicensee has been awarded a PRV in connection with the NDA for any Licensed Product but such PRV has not been redeemed or transferred to a Third Party by EPIZYME, its Affiliate or Sublicensee, then (A) within [**] days after EISAI’s election to obtain a reversion as described in Section 12.5.2(b), EPIZYME shall, or shall cause the applicable Affiliate or Sublicensee to, assign, convey and transfer to EISAI all right, title and interest in and to such PRV for no additional consideration, and (B) after such transfer the provisions of Section 6.12 (FDA Priority Review Voucher) shall apply mutatis mutandis, with “EISAI” being substituted for “EPIZYME” and “EPIZYME” being substituted for “EISAI”.

(iv) If, as of the date of termination, EPIZYME, its Affiliate or Sublicensee has been awarded a PRV in connection with the NDA for any Licensed Product and such PRV has been redeemed or transferred to a Third Party by EPIZYME, its Affiliate or Sublicensee, then the provisions of Section 6.12 (FDA Priority Review Voucher) shall survive in accordance with their terms.

(g) Royalties.

(i) Subject to Sections 6.4.2, 6.4.3, 6.4.4 and 6.4.5, mutatis mutandis, EISAI shall pay EPIZYME:

(A) royalties of [**]% of Net Sales of each Therapeutic Product in Japan during the Royalty Term for such Therapeutic Product in Japan, on a Therapeutic Product-by-Therapeutic Product basis; and

(B) either:

(1) if EISAI terminates this Agreement with respect to the EPIZYME Territory pursuant to Section 12.3.1(c) or EISAI terminates this Agreement in its entirety pursuant to Section 12.3.1(a), royalties on [**] Net Sales of each Therapeutic Product in each country in ROW during the Royalty Term for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, at the royalty rates set forth in the table below:

[**] Net Sales (For Each Therapeutic Product in Each Country)	Incremental Royalty Rates
Portion up to and including $[**]	[**	]%

Portion greater than $[**]	[**	]%

For clarity, the royalty tiers set forth in the table above shall apply separately to each separate Therapeutic Product and to each country in ROW. For example: (x) if [**] Net Sales over the applicable Royalty Term in country Y for Therapeutic Product A are $[**], and [**] Net Sales over the applicable Royalty Term in country Y for Therapeutic Product B are $[**], then all such Net Sales in country Y for both Therapeutic Product A and Therapeutic Product B shall bear a royalty rate of [**]%; (y) if [**] Net Sales over the applicable Royalty Term in country Y for Therapeutic Product A have exceeded $[**], then [**] Net Sales in country Y of Therapeutic Product A up to and including $[**] shall bear a royalty of rate of [**]% and all [**] Net Sales in country Y of Therapeutic Product A in excess of $[**] shall bear a royalty rate of [**]% for the remainder of the Royalty Term for Therapeutic Product A in country Y, and (z) if [**] Net Sales over the applicable Royalty Term in country Y for Therapeutic Product A have exceeded $[**] and [**] Net Sales in country Z for Therapeutic Product A are $[**], then [**] Net Sales in country Y over the applicable Royalty Term of Therapeutic Product A in excess of $[**] shall bear a royalty rate of [**]% for the remainder of the Royalty Term for Therapeutic Product A in country Y, and [**] Net Sales in country Z for Therapeutic Product A shall bear a royalty rate of [**]% until [**] Net Sales in country Z of Therapeutic Product A reach $[**], after which the [**] Net Sales in country Z of Therapeutic Product A shall bear a royalty rate of [**]% for the remainder of the Royalty Term for Therapeutic Product A in country Z; or

(2) if EPIZYME terminates this Agreement with respect to the EPIZYME Territory pursuant to Section 12.2.1(a) (including any deemed termination pursuant to Section 12.2.2), royalties of [**] percent ([**]%) on annual Net Sales of each Therapeutic Product in each country in ROW during the Royalty Term for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product basis.

(ii) The provisions of Sections 6.6, 6.7, 6.8, 6.9, 6.10 and 6.11, mutatis mutandis, shall apply to EISAI’s royalty payment obligations under Section 12.5.2(g).

(h) Development Costs.

(i) If, as of the date of termination, no Licensed Product has achieved Regulatory Approval in the United States or a Major EU Country (or by EMA through the centralized approval procedure) for any Indication, then:

(1) EISAI shall reimburse EPIZYME for an amount equal to [**] percent ([**]%) of all Development Costs incurred by EPIZYME in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder during the period beginning on the Restatement Date and ending on the date of termination, which amount shall be payable by EISAI in [**] equal installments not later than the first Business Day of each of the first [**] Calendar Quarters occurring after the date of EISAI’s election pursuant to Section 12.5.2(b); and

(2) if, and only if, a Licensed Product achieves Regulatory Approval in the United States or a Major EU Country (or by EMA through the centralized approval procedure) for any Indication after the date of termination, EISAI shall reimburse EPIZYME for an amount equal to [**] percent ([**]%) of all Development Costs incurred by EPIZYME in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder during the period beginning on the Restatement Date and ending on the date of termination, which amount shall be payable by EISAI in [**] equal installments not later than the first Business Day of each of the first [**] Calendar Quarters occurring after the date of the first such Regulatory Approval.

(ii) If, as of the date of termination, at least [**] has achieved Regulatory Approval in the United States or a Major EU Country (or by EMA through the centralized approval procedure) for any Indication, then EISAI shall reimburse EPIZYME for an amount equal to [**] incurred by EPIZYME in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder during the period beginning on the Restatement Date and ending on the date of the first such Regulatory Approval, which amount shall be payable by EISAI in [**] equal installments not later than the first Business Day of each of the first [**] Calendar Quarters occurring after the date of EISAI’s election pursuant to Section 12.5.2(b).

(iii) EISAI shall, during the three (3) year period following EISAI’s election pursuant to Section 12.5.2(b), have the right to have EPIZYME’s books and records relating to the Development Costs reimbursable hereunder audited pursuant to the terms of Sections 6.8.2 and 6.8.3, applied to this Section 12.5.2(h) mutatis mutandis.

(i) Damages Offset. In the event EISAI validly elects to exercise its reversion option as described under Section 12.5.2(b) and such option arose under Section 12.5.2(x) or (y), then, without limiting the applicability of Section 11.5, if EISAI makes a claim for damages against EPIZYME following such reversion, EPIZYME shall be entitled to an offset against any damages to which EISAI would otherwise be entitled equal to the [**] (as defined below). If EISAI makes such a claim for damages, then the Parties shall, within [**] business days of the date of such claim, engage a reputable investment banker mutually agreeable to the parties (with agreement not to be unreasonably withheld or delayed) with expertise in the biotechnology and pharmaceutical industries to perform a monetary valuation of the rights and licenses granted or otherwise transferred to EISAI under Sections 12.5.2(c) through (h). [**]. Each party shall pay [**]% of the fees payable to the [**].

(j) Report of Development Costs. Not later than thirty (30) days after the date of termination, EPIZYME shall provide to EISAI a written report of all Development Costs incurred by EPIZYME in performing activities in connection with the Development of Licensed Compounds and Licensed Products hereunder during the period beginning on the Restatement Date and ending on the date of termination, which report shall be in reasonable detail, together with reasonable evidence supporting such Development Costs.

(k) No Reversion. For the avoidance of doubt, the provisions of Sections 12.5.2(c) through 12.5.2(h) shall be of no force or effect unless and until EISAI makes a valid election to that effect as specified under Section 12.5.2(b). If EISAI does not make such election in accordance with Section 12.5.2(b), then:

(i) EPIZYME’s obligations and EISAI’s rights under Article 6 shall survive such termination (including, for clarity, if EPIZYME has ceased Development and Commercialization of the Licensed Compounds and Licensed Products as of the date of such termination but EPIZYME or its Affiliates restart Development or Commercialization of the Licensed Compounds or Licensed Products after the date of such termination).

(ii) In the event that EPIZYME or its Affiliates sell or otherwise transfer to a Third Party ownership of assets relating to any Licensed Compound or Licensed Product in the EPIZYME Territory in a transaction that does not involve the assignment to and assumption by such Third Party of EPIZYME’s rights and obligations under this Agreement pursuant to Section 13.4, such Third Party shall agree, as a condition to any such sale or transfer, to fully assume the obligations of EPIZYME set forth in Section 12.5.2(k)(i), in each case as such obligations relate to such assets. Any purported sale or transfer of assets in a transaction described above in this Section 12.5.2(k)(ii) that does not include such assumption of obligations shall be null and void.

(iii) This Agreement and all of the Parties’ rights and obligations with respect to the EISAI Territory shall remain in full force and effect.

(l) Payment Obligations. Any payment obligations that have accrued but that have not been satisfied prior to the date of such termination shall survive.

12.6 Accrued Rights; Surviving Provisions.

12.6.1 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including the payment obligations under Article 7 hereof, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.6.2 The provisions of Sections 2.5.2, 5.3, 5.4, 6.12, 8.1, 10.5, 12.1.2, 12.5, 12.6, and Articles 1 (to the extent definitions are required to interpret the surviving provisions of this Agreement), 6 (to the extent any amounts are due but unpaid as of the effective date of termination and to the extent provisions of Article 6 relate to payment obligations that otherwise survive pursuant to Section 12.5 in accordance with its terms), 9, 11 and 13 shall survive the termination of this Agreement in its entirety or expiration of this Agreement, as applicable, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of [**] years after the effective date of termination or expiration of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution. Except with respect to disputes described in Section 1.70 and Section 6.12 and disputes as to matters within the authority of the JSC, which shall be determined in accordance with Section 1.70, Section 6.12 and Section 4.1.5, respectively, and which shall not be subject to this Section 13.1 (for purposes of clarity, neither shall such dispute be subject to arbitration pursuant to Section 13.2), if a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Executive Officers are unable to resolve a given dispute pursuant to this Section 13.1 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2.

13.2 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.2.1 Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

13.2.2 No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability, infringement, inventorship or ownership of any Patents shall be submitted to a court of competent jurisdiction in the country in which such patent rights apply.

13.2.3 Arbitration Procedure. Any arbitration pursuant to this Article 13 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within [**] days after the Arbitration Request, then the arbitrator shall be selected by the New York, New York office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 12.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.2.4 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator.

13.2.5 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

13.2.6 Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 10.

13.3 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

13.4 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 13.4. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment, the Affiliate agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by such Affiliate. Further, each Party may assign this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party, to its successor in interest by way of merger or consolidation or in connection with the sale of all or substantially all of its business or assets to which this Agreement relates, and in the event of such an assignment the assigning Party shall provide the other Party with written notice of such assignment and the assignee shall be required to agree in writing to assume performance of all assigned obligations; provided that if a Change of Control Event described in Section 1.9(b) occurs, the assigning Party shall be required to assign this Agreement, and all of its rights and obligations hereunder, to the acquiror of all or substantially all of such Party business or assets to which this Agreement relates and such assignee shall be required to agree with the other Party in writing to assume performance of all assigned obligations. Any purported assignment in violation of this Section 13.4 shall be null and void.

13.5 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event EPIZYME or EISAI, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time EPIZYME and EISAI shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.7 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by, facsimile transmission (receipt verified), or international overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to EPIZYME,

addressed to:	Epizyme, Inc.
400 Technology Drive, 4th Floor
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Telephone: (617) 229-5872
Facsimile: (617) 349-0707

with a copy to:	WilmerHale LLP
60 State Street
Boston, MA 02109
	Attention:	Stuart M. Falber, Esq.
Steven D. Barrett, Esq.
	Telephone:	(617) 526-6000
	Facsimile:	(617) 526-5000

If to EISAI,

addressed to:	Eisai Co., Ltd.
Koishikawa 4-6-10
Bunkyo-Ku
Tokyo 112-8088
Japan
	Attention:	Chief Product Creation Officer
	Telephone:	81-3-3817-5149
	Facsimile:	81-3-3811-1459

with copies to:	Eisai Co., Ltd.
Koishikawa 4-6-10
Bunkyo-Ku
Tokyo 112-8088
Japan
	Attention:	General Counsel
	Telephone:	81-3-3817-5089
	Facsimile:	81-3-3811-5535

and	Eisai Inc.
100 Tice Blvd.
Woodcliff Lake, NJ 07677
	Attention:	President
General Counsel
	Telephone:	(201) 746-2305
	Facsimile:	(201) 746-3201

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the day on which such notice or request was given, or if such day is not a Business Day, the first Business Day thereafter. If sent by overnight express courier service, the date of delivery shall be deemed to be the second Business Day after such notice or request was deposited with such service.

13.8 Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

13.9 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Law or otherwise available except as expressly set forth herein.

13.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), all other provisions hereof shall remain in full force and effect in such jurisdiction except for such Severed Clause, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The Parties shall consult and use good faith efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

13.11 Entire Agreement. This Agreement, together with the Exhibits hereto and thereto, the Existing RMS Agreement and the Amended CDx Letter Agreement set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement, the Existing RMS Agreement and the Amended CDx Letter Agreement and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement, the Existing RMS Agreement and the Amended CDx Letter Agreement. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Restatement Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

13.12 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.13 Non-solicitation of Key Employees. During the period commencing on the Restatement Date and ending upon the termination or expiration of this Agreement with respect to the EISAI Territory, neither Party shall solicit any Key Employee to leave the employment of the other Party and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website. For purposes of this Section 13.13, “Key Employee” means any employee who is material to the performance of the Collaboration hereunder, including any members of the JSC or any Subcommittee thereof.

13.14 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or) and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.

13.15 Books and Records. Any financial books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with the accounting principles customarily used by such Person in the applicable country (“GAAP”), consistently applied, except that the same need not be audited.

13.16 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.17 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors, permitted assigns and, with respect to indemnification under Article 11, the indemnitees identified thereunder, and they shall not be construed as conferring any rights on any other Persons.

13.18 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.19 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

13.20 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Prior Agreement effective from and after the Restatement Date. The execution and delivery of this Agreement shall not constitute a novation of any rights or obligations owing under the Prior Agreement based on facts or events occurring or existing prior to the Restatement Date. As of the Restatement Date, the Prior Agreement is hereby amended, supplemented, modified and restated in its entirety as described herein.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Restatement Date.

Epizyme, Inc.

By:	/s/ Robert Gould
	Name:	Robert Gould
	Title:	President and CEO

Eisai Co., Ltd.

By:	/s/ Hideki Hayashi
	Name:	Hideki Hayashi
	Title:	Representative Corporate Officer, Corporate Planning & Strategy and Chief Information Officer

EXHIBIT A

EPIZYME Patents

(as of the Restatement Date)

Origin	Country	Title	Inventor List	Appl’n Status	Serial Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Expiration Date

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

A-1

EXHIBIT B

Transition Matters

#	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
CLINICAL

1	[**]

2	[**]	[**]	Epizyme will reimburse Eisai’s external costs with [**]. Current Estimated costs for [**] to be $[**]

3	[**]	[**]	Epizyme will reimburse Eisai internal costs of up to [**] FTE for [**] at a rate of $[**]USD/FTE/month during the transition, actual duration as determined by Epizyme (Total estimated to be [**])

4	[**]	Letter to be sent to Biotrials no later than [**] days after execution of the Agreement.	None

5	[**]	Documents will be provided no later than [**] days days after execution of the Agreement	None

6	[**]	Eisai will provide/ facilitate assistance with transition of [**] to Epizyme and/or Epizyme’s [**], but no later than [**].	Epizyme will reimburse Eisai internal costs of: 1) up to [**] FTE for [**] at rate of $[**]USD/FTE/month for up to[**] months during transition (Total estimated to be [**]) and 2) up to[**] FTE for [**] Support at a rate of $[**] USD/FTE/month up to for up to [**] months (Total estimated to be [**]) during transition as determined by Epizyme. Epizyme will reimburse Eisai internal costs of up to [**] FTE for [**] at rate of $[**] USD/month as determined necessary by Epizyme (Total cost of $[**]) currently anticipated to be [**])

7	[**]	Copies of all [**] will be provided to Epizyme within [**] days of execution of the Agreement	None

#	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
8	[**]	Upon execution of Epizyme [**] and provide assistance for [**]days following transfer completion	Epizyme will reimburse Eisai internal costs for [**] of up to [**] FTE at rate of $[**] USD/FTE/month for up to [**] months during the transition (estimated total of $[**]) and up to [**] FTE for up to [**] following transition (estimated total of $[**]) in each case, as determined necessary by Epizyme.

9	[**]	Upon execution of Epizyme [**] and provide assistance for [**] days following transfer completion	Included in item #6

10	[**]	Upon execution of Epizyme [**]	None

11	[**]	Documents existing as of the completion of [**] will be added within [**] days of [**] Additional documents generated during transition will be added within [**] days of document creation.	None

12	[**]	Eisai will fully support [**]	Epizyme will reimburse Eisai’s external costs with [**] upon assignment Epizyme will reimburse Eisai internal costs of: 1) up to [**] FTE for [**] at rate of $[**]USD/FTE/month for up to [**] months during transition (estimated total of $[**]) and 2) up to [**] FTE for [**] at a rate of $[**]USD/FTE/month up to for up to [**] months (estimated total of $[**]) during transition as determined by Epizyme. Epizyme will reimburse Eisai internal costs of up to [**] FTE for [**] at rate of $[**] USD/FTE/month for up to [**] months (estimated total of $[**]) as determined by Epizyme.

13	[**]	Upon execution of Agreement at mutually agreeable times as needed upon request from Epizyme during through [**]	None

#	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
14	[**]	Confirmation of complete list and receipt of copies to be completed within [**] days of executing the Agreement	None

15	[**]	Through completion of [**] can be assigned by Eisai to Epizyme, upon all parties mutual agreement.	Epizyme will reimburse Eisai’s external costs with [**] after the execution of the Restated Agreement and then assume any additional costs/payment of [**] after execution of Epizyme [**] or Eisai Assignment of [**]assignment Reimbursement by Epizyme for actual invoices received by Eisai from [**] Current Estimated costs for [**] months to be estimated at $[**]

16	[**]	Letter to be sent to [**] no later than [**] days after execution of the Agreement.	None

17	[**]	Complete [**] and provided to Epizyme within [**] days of execution of the Agreement and samples to be transferred to Epizyme’s [**] and no later than or upon regulatory approval of Epizyme’s [**].	shipping to be reimbursed

18	[**]	After approval of [**]	None

19	[**]	[**] will be maintained by Eisai until Epizyme assumes regulatory control of study.	Epizyme to reimburse Eisai for invoiced costs from [**] prior to Epizyme’s assuming coverage Estimated costs $[**] USD

20	[**]	Promptly after Epizyme assumes [**].	None

21	[**]	Eisai will confirm version of [**] upon execution of the Agreement and facilitate [**] within [**] days of Epizyme’s execution of CRO contract.	None

22	[**]	[**] at least from execution of Agreement through [**] and for an additional [**] days thereafter to allow Epizyme to [**].	None

23	[**]	Eisai will send [**] to Epizyme for review upon execution of the Agreement and [**] will be sent by Eisai, with Epizyme contact copied, within [**] days of execution of the Agreement. [**].	None

#	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
24	[**]	Upon execution of the Agreement and through Epizyme’s [**].	None

25	Word and pdf documents of the final:	Within [**] days of execution of the Agreement	None

26	[**]	Within [**] days of execution of the Agreement	None

27	[**]	Within [**] days of execution of the Agreement	None

28	[**]	Within [**] days of execution of the Agreement	None

29	[**]	Within [**] days of execution of the Agreement	None

30	[**]	within [**] days post execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
REGULATORY

31	[**]	Initiated after [**].	Epizyme will reimburse Eisai internal costs of [**] FTE for Regulatory Support at rate of $[**]USD/FTE/month for up to 3 months during transition (total estimated cost of $[**]) as determined by Epizyme.

32	[**]	[**] will be performed by [**] and [**] to be provided by [**]	Epizyme will reimburse Eisai internal costs for Data Management Support at a rate of [**] FTE at $[**]USD/FTE/month, duration as determined by Epizyme.

33	[**]	Within [**] days of execution of the Agreement	None

34	[**]	Within [**] days of execution of the Agreement	None None

35	[**]	Within [**] days of execution of the Agreement	None

36	[**]	Within [**] days of execution of the Agreement	None

37	[**]	Within [**] days of execution of the Agreement	None

38	Word and pdf documents of the final:	Within [**] days of execution of the Agreement

39	[**]	Within [**] days of execution of the Agreement	None

40	[**]	Within [**] days of execution of the Agreement	None

41	[**]	Within [**] days of execution of the Agreement	None

42	[**]	Within [**] days of execution of the Agreement	None

43	[**]	Within [**] days of execution of the Agreement	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
EPZ6438 CMC & MFG

44	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

45	[**]	Completed by [**] for shipment indicated below.	None

46	[**]	Within [**] days of execution of Agreement	[**] USD/gm, plus any costs for shipping, import tax, consumer tax, and VAT etc.

47	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

48	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

49	[**]	Provided no later than [**] days following date of execution of the agreement	Up to [**] FTE-days for preparing summary at $[**]/day

50	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

51	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

52	[**]	Provided no later than the date of execution of Agreement. [**]	None

53	[**]	Documents provided previously and receipt to be confirmed by Epizyme within [**] days of execution of the Agreement.	None

54	[**]	Provided no later than [**] days following date of execution of the agreement	None

55	[**]	Provided no later than [**] days following date of execution of the agreement	None

56	[**]	Provided no later than [**] days following date of execution of the agreement	None

57	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
58	[**]	Received on [**] with Epizyme’s approval and confirmation within [**] days of execution of Agreement.	None

59	[**]	Shipped to Epizyme’s designee within [**] days of confirmation of Epizyme designated recipient and receipt of email request.	[**] USD (based on [**]gram of drug substance of [**] USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.

60	[**]	Shipped to Epizyme’s designee within [**] days of confirmation of Epizyme designated recipient and receipt of email request.	[**] g is available, [**] USD/gram, total [**] USD Markers: [**] [**] USD/gram, total [**] USD Plus any costs for shipping, import tax, consumer tax, and VAT etc.

61	[**]	No later than [**] days following execution of the Agreement, pending identification of Epizyme’s designated recipient and pending government approvals for shipment	[**]Plus any FTE for documentation, costs for shipping, import tax, consumer tax, and VAT etc.

62	[**]	Shipped to [**]by[**] and transfer ownership to Epizyme within [**] days of Epizyme’s execution of contract with [**]	[**] USD, plus any costs for shipping, import tax, consumer tax, and VAT etc. when the payment for tax is required by authorities.

63	[**]	As agreed by [**]	Up to [**] FTE-days for preparing summary report at $[**]/day.

64	[**]	Provided no later than [**]	None

65	[**]	Provided no later than [**]	None

66	[**]	As agreed no later than [**] [**]	Up to [**] FTE-days for preparing report at $[**]/day

67	[**]	Provided no later than [**]	None

68	[**]	Provided no later than [**] days following date of execution of the agreement	None

69	[**]	Provided no later than [**] days following date of execution of the agreement	None

70	[**]	Provided no later than [**] days following date of execution of the Agreement	None

71	[**]	Shipped to Epizyme designee no later than [**]	$[**] USD (EXW)to be invoiced under P.O. number to be provided by Epizyme

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
72	[**]	Shipped to Epizyme’s designee within [**] days of confirmation of Epizyme designated recipient and receipt of email request with instructions.	$[**]/gram based on actual amount available, plus any costs of shipping, import tax, consumer tax, and VAT etc.

73	[**]	Shipped to Epizyme’s designee within [**] days of confirmation of Epizyme designated recipient and receipt of email request with instructions	[**] USD, plus any costs for shipping, import tax, consumer tax, and VAT etc.

74	[**]	Ownership to be transferred upon [**]	Epizyme will reimburse the cost of current [**] stocked in [**]. Tablet cost $[**] USD, per quote [**]. [**] cost $[**] USD to be invoiced to Epizyme.

75	[**]	No later than [**]	None

76	[**]	Received with [**] to be acknowledged by Epizyme no later than [**] days following execution of the Agreement	None

77	[**]	No later than [**]	None

78	[**]	No later than [**]	Copy preparation to be invoiced at $[**]/day rate

79	[**]	Provided no later than [**] days following date of execution of the Agreement	None

80	[**]	No later than [**] days following execution of the Agreement	FTEs for documentation for [**] days

81	[**]	Within [**] days of Epizyme’s request following execution of the agreement but in no event later than [**] days following execution of the Agreement.	[**]USD, plus any costs for shipping, import tax, consumer tax, and VAT etc.

82	[**]	[**] after [**] for stability study	[**]

83	[**]	Estimated delivery date of [**]	Pass through costs for material to be invoiced in US dollars including Eisai tech transfer costs at FTE rate of $[**]/day, subject to pre-approval by Epizyme of CMO cost, plus any costs for shipping import tax, consumer tax and VAT.

84	[**]	[**] (tentative)	Cost based on [**]. Eisai and Epizyme agreed to confirm the actual estimated price by the [**].

85	[**]	Starting [**] days after execution of the Agreement until [**].	Epizyme will reimburse Eisai internal/external cost for [**] based on Epizyme requests basis. Internal cost will be calculated using $[**]/day.

[**]

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
86	[**]	Provided no later than [**] days following execution of the Agreement	None

10961 CMC & MFG

87	[**]	Provided no later than [**] days following date of execution of the Agreement	None

88	[**]	Provided no later than [**] days following date of execution of the Agreement	None

89	[**]	Provided no later than [**] days following date of execution of the Agreement	None

90	[**]	Provided no later than [**] days following date of execution of the Agreement	None

91	[**]	Provided no later than [**] days following date of execution of the Agreement	None

92	[**]	Provided no later than [**] days following date of execution of the Agreement	None

93	[**]	Provided no later than [**] days following date of execution of the Agreement	None

94	[**]	Provided no later than [**] days following date of execution of the Agreement	None

95	[**]	Within [**] days of Epizyme’s request following execution of the agreement but in no event later than [**] days following execution of the Agreement.	[**] USD (based on [**] g is available and [**]USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.

96	[**]	Provided no later than [**] days following date of execution of the Agreement	None

97	[**]	Provided no later than [**] days following date of execution of the Agreement	None

98	[**]	Within [**]days following execution of the Agreement	None

99	[**]	Within [**]days following execution of the Agreement	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
100	[**]	Within [**]days following execution of the Agreement	None

101	[**]	Within [**]days following execution of the Agreement	None

102	[**]	Within [**]days following execution of the Agreement	None

103	[**]	Within [**]days following execution of the Agreement, pending confirmation of Epizyme’s designated recipient	[**] USD (based on [**]kg at [**]USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.

104	[**]	Within [**]days following execution of the Agreement	[**] USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.

105	[**]	Within [**]days following execution of the Agreement pending confirmation of Epizyme’s designated recipient	[**] USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.

106	[**]	Within [**]days following execution of the Agreement-	[**]USD/gram), plus any costs for shipping, import tax, consumer tax, and VAT etc.
[**]

107	[**]	Within [**] days of Agreement execution	Copy preparation to be invoiced at $[**]/day rate

108	[**]	Within [**] days of Agreement execution	None

109		Starting [**] days after execution until Dec	Epizyme will reimburse Eisai internal/external cost for [**] based on Epizyme requests basis. Internal cost will be calculated at $[**] per day.

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
PRECLINICAL BIOLOGY

110	[**]	Within [**] days of Agreement execution	None
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

111	[**]	Within [**] days of Agreement execution	$[**] for hard drive and shipping
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

112	[**]	Within [**] days of Agreement execution	None
[**]
[**]
[**]
[**]
[**]
[**]

113	[**]	Within [**] days of Agreement execution	$[**] for dry ice shipping
[**]
[**]
[**]
[**]
[**]

114	[**]		shipping to be reimbursed
	[**]	TBD
	[**]	TBD
	[**]	Within [**] days of Agreement execution
	[**]	Within [**] days of Agreement execution

115	[**]	Within [**] days of Agreement execution	shipping to be reimbursed
[**]

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
116	[**]		None
[**]

117	[**]	Within [**] days of Agreement execution	shipping to be reimbursed
[**]
[**]

118	[**]	Within [**] days of Agreement execution	$[**], for dry ice shipping
[**]
[**]
[**]
[**]

119	[**]	Within [**] days of Agreement execution	None
[**]

120	[**]		None
[**]

121	[**]	Within [**] days of Agreement execution	None
[**]

NONCLINICAL DMPK-6438

122	[**]	Within [**] days of Agreement execution	None

123	[**]	Within [**] days of Agreement execution	None

124	[**]	Within [**] days of Agreement execution	None
	[**]	Within [**] days of Agreement execution	None
	[**]	Within [**] days of Agreement execution	None
	[**]	Within [**] days of Agreement execution	None

125	[**]	Within [**] days of Agreement execution	None

126	[**]	Within [**] days of Agreement execution	None

127	[**]	Within [**] days of Agreement execution	None

128	[**]	Within [**] days of Agreement execution	None

129	[**]	Within [**] days of Agreement execution	None

130	[**]	Within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
131	[**]	Within [**] days of Agreement execution	None

132	[**]	Within [**] days of Agreement execution	None

133	[**]	Within [**] days of Agreement execution	None

134	[**]	Within [**] days of Agreement execution	None

135	[**]	Within [**] days of Agreement execution	None

136	[**]	Within [**] days of Agreement execution	None

137	[**]	Within [**] days of Agreement execution	None

138	[**]	Within [**] days of Agreement execution	None

139	[**]	Within [**] days of Agreement execution	None

140	[**]	Within [**] days of Agreement execution	None

141	[**]	Within [**] days of Agreement execution	None

142	[**]	Within [**] days of Agreement execution	None

143	[**]	Within [**] days of Agreement execution	None

144	[**]	Within [**] days of Agreement execution	None

145	[**]	Within [**] days of Agreement execution	None

146	[**]	Within [**] days of Agreement execution	None

147	[**]	Within [**] days of Agreement execution	None

148	[**]	Within [**] days of Agreement execution	None

149	[**]	Within [**] days of Agreement execution	None

150	[**]	Within [**] days of Agreement execution	None

151	[**]

152	[**]	Within [**] days of Agreement execution	None

153	[**]	Within [**] days of Agreement execution	None

154	[**]	Within [**] days of Agreement execution	None

155	[**]	Within [**] days of Agreement execution	None

156	[**]	Within [**] days of Agreement execution	None

157	[**]	Within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
158	[**]	Within [**] days of Agreement execution	None

159	[**]	Within [**] days of Agreement execution	None

160	[**]	Within [**] days of Agreement execution	None

161	[**]	Within [**] days of Agreement execution	None

162	[**]	Within [**] days of Agreement execution	None

163	[**]	Within [**] days of Agreement execution	None

164	[**]	Within [**] days of Agreement execution	None

165	[**]	Within [**] days of Agreement execution	None

166	[**]	Within [**] days of Agreement execution	None

167	[**]	Within [**] days of Agreement execution	None

168	[**]	Within [**] days of Agreement execution	None

169	[**]	Within [**] days of Agreement execution	None

170	[**]	Within [**] days of Agreement execution	None

171	[**]	Within [**] days of Agreement execution	None

172	[**]	Within [**] days of Agreement execution	None

173	[**]	Within [**] days of Agreement execution	None

174	[**]	Within [**] days of Agreement execution	None

175	[**]

176	[**]

177	[**]	within [**] days of Agreement execution	None

178	[**]	within [**] days of Agreement execution	None

179	[**]	within [**] days of Agreement execution	None

180	[**]	within [**] days of Agreement execution	None

181	[**]	within [**] days of Agreement execution	None

182	[**]	within [**] days of Agreement execution	None

183	[**]	within [**] days of Agreement execution	None

184	[**]	within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
185	[**]	within [**] days of Agreement execution	None

186	[**]	within [**] days of Agreement execution	None

187	[**]	within [**] days of Agreement execution	None

188	[**]	within [**] days of Agreement execution	None

189	[**]	within [**] days of Agreement execution	None

190	[**]	within [**] days of receipt of final study report from CRO	[**]

191	[**]	within [**] days of Agreement execution	None

192	[**]	within [**] days of Agreement execution	None

193	[**]	within [**] days of Agreement execution	None

194	[**]	within [**] days of Agreement execution	None

195	[**]	within [**] days of Agreement execution	None

196	[**]	within [**] days of Agreement execution	None

197	[**]	within [**] days of Agreement execution	None

198	[**]

199	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

200	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

201	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

202	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

203	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

204	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

205	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
206	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

207	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

208	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

209	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

210	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

211	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

212	[**]

213	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

214	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

215	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

216	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

217	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
218	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

219	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

220	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

221	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

222	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site archive site	shipping to be reimbursed

223	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

224	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

225	[**]

226	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

227	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

228	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

229	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

230	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

231	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
232	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

233	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

234	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site archive site	shipping to be reimbursed

235	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

236	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

237	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

238	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

239	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

240	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

241	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	shipping to be reimbursed

242	[**]

243	[**]	within [**] days of execution of Agreement and upon Epizyme’s request send to Epizyme designated archive site	None

244	[**]	within [**] days of Agreement execution and upon Epizyme’s request send to Epizyme designated archive site	None

245	[**]	within [**] days of Agreement execution	None

246	[**]	within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
247	[**]	within [**] days of Agreement execution	None

248	[**]	within [**] days of Agreement execution	None

249	[**]	within [**] days of Agreement execution and upon Epizyme’s request send to Epizyme designated archive site	None

250	[**]	within [**] days of Agreement execution and upon Epizyme’s request send to Epizyme designated archive site	None

251	[**]

252	[**]	within [**] days of Agreement execution	None

253	[**]	within [**] days of Agreement execution	None

254	[**]	within [**] days of Agreement execution	shipping to be reimbursed

255	[**]	within [**] days of Agreement execution	None

256	[**]	within [**] days of Agreement execution	None

257	[**]	within [**] days of Agreement execution	None

258	[**]	within [**] days of Agreement execution	None

259	[**]	within [**] days of Agreement execution	shipping to be reimbursed

260	[**]	within [**] days of Agreement execution	None

261	[**]	within [**] days of Agreement execution	None

262	[**]	within [**] days of Agreement execution	shipping to be reimbursed

263	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
264	[**]	[**] days following execution of Agreement	None

265	Intentionally Blank	Intentionally Blank	Intentionally Blank

266	Intentionally Blank	Intentionally Blank	Intentionally Blank

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
TRANSLATIONAL MEDICINE

267	[**]		Epizyme will reimburse Eisai for internal costs for performance of [**] at monthly FTE rate of $[**] USD/FTE/month for up to [**] FTE and up to [**] months as determined by Epizyme. Epizyme will reimburse Eisai up to [**] FTE for [**] months to complete [**]. Epizyme will reimburse up to $[**] USD for pass through costs associated with [**].

268	[**]		Epizyme will reimburse Eisai for internal costs for [**] at monthly FTE rate of $[**] USD/FTE/month for up to [**][**] FTE and up to [**] months as determined needed by Epizyme. Epizyme will reimburse Eisai up to [**] FTE for [**] months to complete [**]. Epizyme will reimburse up to $[**] USD for pass through costs associated with [**].

269	[**]

270	[**]

271	[**]

271	[**]	upon execution	Shipping to be reimbursed

273	[**]	upon execution	Shipping to be reimbursed

274	[**]

275	[**]	upon execution	Shipping to be reimbursed
[**]

276	[**]	upon execution	Shipping to be reimbursed
[**]

277	[**]	upon execution	Shipping to be reimbursed
[**]

278	[**]	upon execution	Shipping to be reimbursed
[**]

279	[**]	upon execution	Shipping to be reimbursed
[**]

280	[**]	within [**] days of Agreement execution	None

281	[**]	within [**] days of Agreement execution	None

282	[**]	within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
283	[**]	within [**] days of Agreement execution	None

284	[**]	within [**] days of Agreement execution	None
[**]
[**]

285	[**]	within [**] days of Agreement execution	None

286	[**]	within [**] days of Agreement execution	None
[**]

287	[**]	within [**] days of Agreement execution	None

288	[**]	within [**] days of Agreement execution	None

290	[**]	within [**] days of Agreement execution	None

291	[**]	within [**] days of Agreement execution	None

292	[**]	within [**] days of Agreement execution	None

293	[**]	within [**] days of Agreement execution	None

294	[**]	within [**] days of Agreement execution	None

295	[**]	within [**] days of Agreement execution	None
[**]

296	[**]	Upon Execution	None

297	[**]	within [**] days of Agreement execution	None
[**]

298	[**]	Upon Execution	None

299	[**]	within [**] days of Agreement execution	None
[**]

300	[**]	within [**] days of Agreement execution	None
[**]

301	[**]	within [**] days of Agreement execution	None

302	[**]	within [**] days of Agreement execution	None

303	[**]	within [**] days of Agreement execution	None

304	[**]	within [**] days of Agreement execution	None

305	[**]	within [**] days of Agreement execution	None

	Deliverable and Performance Requirement	Duration or Completion Deadline	Costs Associated
306	[**]	within [**] days of Agreement execution	None

307	[**]	within [**] days of Agreement execution	None

308	[**]	within [**] days of Agreement execution	None

309	[**]	within [**] days of Agreement execution	None
[**]
[**]

310	[**]	upon execution	None

311	[**]	upon execution	None

312	[**]	upon execution	None
[**]

313	[**]	within [**] days of Agreement execution	None

314	[**]	within [**] days of Agreement execution	None

315	[**]	within [**] days of Agreement execution	None

316	[**]	within [**] days of Agreement execution	in clinical database
[**]

317	[**]	upon execution	None

318	[**]	upon execution	None

319	[**]	upon execution	None

320	[**]	within [**] days of Agreement execution	None

321	[**]	within [**] days of Agreement execution	None

322	[**]	within [**] days of Agreement execution	None

323	[**]	within [**] days of Agreement execution	None

324	[**]	within [**] days of Agreement execution	None

325	[**]	within [**] days of Agreement execution	None

326	[**]	within [**] days of Agreement execution	None

327	[**]	within [**] days of Agreement execution	None

328	[**]	within [**] days of Agreement execution	None

Except as set forth below in the proviso, all liabilities to Third Parties accrued by Eisai prior to the Restatement Date of the Agreement are borne by Eisai.

To the extent Third Party liabilities are agreed to be assumed by Epizyme herein, Epizyme is only responsible for liabilities accrued beginning on the Restatement Date of the Agreement; provided, however, that any milestone based payments [**] or scheduled payments based on regular timing intervals [**] which have not become due and payable prior to the Restatement Date of the Agreement, shall be borne solely by Epizyme.

To the extent the Parties transfer materials between them in connection with any transfer and transitional activities, the Parties shall document such transfers in writing through customary material transfer documentation.

EXHIBIT C-1

Epizyme Press Release

Epizyme Reacquires Global Rights from Eisai for First-in-Class EZH2 Inhibitor EPZ-6438

— Epizyme obtains global operational responsibility and exclusive worldwide commercial rights outside of Japan —

Cambridge, Mass., March 12, 2015 - Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients, announced today that it has reacquired global rights to its EZH2 program, including EPZ-6438 from its partner Eisai. Under the terms of the agreement, Epizyme will be solely responsible for global clinical development, manufacturing and commercialization in all countries outside of Japan, where Eisai will retain rights. EPZ-6438, a first-in-class inhibitor of EZH2, is currently being evaluated in a Phase 1/2 clinical study for the treatment of B-cell non-Hodgkin lymphoma (NHL) and INI1-deficient solid tumors, such as synovial sarcoma and malignant rhabdoid tumor.

“Over the past seven years, we have been deliberately building Epizyme as an independent, fully integrated oncology company. Obtaining global control of EPZ-6438, a very promising clinical asset, represents an important milestone in the evolution of the Company,” said Robert Gould, Ph.D., President and Chief Executive Officer, Epizyme. “As we began to see the quality and duration of the responses, including two complete responses, in relapsed and refractory NHL and INI1-deficient patients treated with EPZ-6438 as a monotherapy, it became clear to us that having worldwide development and commercialization responsibility for a targeted therapeutic like 6438 would be transformative for Epizyme.”

“With the continued emergence of clinical data on EPZ-6438, it is apparent that this is a therapy with tremendous potential to benefit a variety of patient populations,” said Takashi Owa, Ph.D., Chief Innovation Officer, Eisai Product Creation Systems. “As we re-focus our resources on our later stage programs across therapeutic areas, we believe that Epizyme is well positioned to move EPZ-6438 development forward aggressively. We are pleased that the structure of this agreement allows us to participate in the future success of EPZ-6438.”

Following completion of the transition of EPZ-6438 from Eisai to Epizyme, Epizyme plans to conduct a five-arm Phase 2 study in approximately 150 patients with non-Hodgkin lymphoma. This study will evaluate EPZ-6438 in the following patient cohorts:

•	Diffuse large B-cell lymphoma, germinal center B-cell-like (GCB) type with wild-type EZH2

•	Diffuse large B-cell lymphoma, GCB type with mutant EZH2

•	Follicular lymphoma with wild-type EZH2

•	Follicular lymphoma with mutant EZH2

•	Diffuse large B-cell lymphoma, non-GCB type

The cohort of patients with diffuse large B-cell non-GCB type is expected to include predominantly patients with wild type EZH2, since the frequency of EZH2 mutations is approximately 5% in this sub-population of diffuse large B-cell lymphoma.

In addition, Epizyme plans to initiate a Phase 2 study in adults with INI-1 deficient tumors, including synovial sarcoma, and a Phase 1 study in children with INI-1 deficient tumors, including malignant rhabdoid tumors. Epizyme will also continue the clinical pharmacology studies that are part of the Eisai / Epizyme clinical plan.

“We are pleased to lead the development of EPZ-6438, and look forward to further exploring and defining its clinical activity and safety in a range of hematological and solid tumor indications,” said Peter Ho, M.D., Ph.D., Chief Development Officer, Epizyme.

Terms of the Agreement

Under the terms of the agreement, Epizyme will be responsible for global development, manufacturing and commercialization. Epizyme will fund 100 percent of global development costs, and Eisai will fund 100 percent of Japan-specific development costs.

Epizyme will make a $40 million upfront payment to Eisai, with a total of up to $20 million in potential clinical milestone payments and up to $50 million in potential regulatory milestone payments. Epizyme will pay Eisai a royalty at a percentage in the mid-teens on sales of EPZ-6438 outside of Japan, and Eisai will pay Epizyme a royalty at a percentage in the mid-teens on sales in Japan. Eisai will have a limited right of first negotiation for Asia rights if Epizyme decides to license Asia rights to a third party.

Conference Call Information

The Company will discuss details of this transaction and the Company’s development plans for EPZ-6438 on its 2014 financial results conference call, to be held at 7:30 a.m. today, March 12.

To participate in the conference call, please dial 1-877-844-6886 (domestic) or 1-970-315-0315 (international) and refer to conference ID 1428077. The live webcast can be accessed under “Events and Presentations” in the Investor Relations section of the Company’s website at www.epizyme.com.

About EPZ-6438

Epizyme is developing EPZ-6438 for the treatment of non-Hodgkin lymphoma patients and patients with INI1-deficient solid tumors. EPZ-6438 is a small molecule inhibitor of EZH2 developed by Epizyme. In many human cancers, misregulated EZH2 enzyme activity results in misregulation of genes that control cell proliferation—without these control mechanisms, cancer cells are free to grow rapidly.

EPZ-6438 is the second HMTi to enter human clinical development (following Epizyme’s DOT1L inhibitor, EPZ-5676).

Additional information about this program, including clinical trial information, may be found here: http://clinicaltrials.gov/ct2/show/NCT01897571?term=7438&rank=1

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies or expansion of ongoing clinical studies, availability and timing of data from ongoing clinical studies, whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials, expectations for regulatory approvals, development progress of the Company’s companion diagnostics, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, that will be filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Media/Investors:

Manisha Pai

Epizyme, Inc.

617.229.7560

mpai@epizyme.com

EXHIBIT C-2

No. 15-19	Eisai Press Release	March 12, 2015
Eisai Co., Ltd.

STATEMENT REGARDING CHANGES TO STRATEGIC PARTNERSHIP WITH

EPIZYME, INC. TO DISCOVER, DEVELOP AND COMMERCIALIZE

ANTICANCER THERAPIES TARGETING EZH2 EPIGENETIC ENZYME

Eisai Co., Ltd. (Headquarters: Tokyo, CEO: Haruo Naito, “Eisai”) announced today that Eisai and Epizyme, Inc. (Headquarters: Cambridge, Massachusetts, CEO: Robert Gould, Ph.D., “Epizyme”) have agreed to change the scope of collaboration for their worldwide partnership initiated in March 2011 to discover, develop and commercialize cancer therapeutics targeting EZH2, an epigenetic enzyme.

In March 2011, Eisai and Epizyme entered into a collaboration agreement concerning the discovery, development and commercialization of cancer therapeutics targeting the epigenetic enzyme EZH2 for the treatment of non-Hodgkin B-cell lymphoma and other cancers. Under this agreement, Eisai has been conducting a Phase I/II clinical study of the EZH2 inhibitor E7438 (Epizyme development code: EPZ-6438) in patients with advanced solid tumors or non-Hodgkin B-cell lymphoma.

Eisai and Epizyme have revised the scope of their partnership for worldwide development and commercialization rights for anticancer therapies targeting EZH2, including E7438, with Epizyme assuming responsibility for development and commercialization in regions outside of Japan and Eisai retaining responsibility for development and commercialization within Japan as well as having the right of first negotiation for licensing rights in Asia. The decision to change the scope of the partnership was agreed upon by the two companies in consideration of the priorities of each company’s pipeline strategy and the maximization of the potential value of the compounds including E7438.

Based on this change in the agreement, Eisai will receive from Epizyme a contractual one-time payment as well as milestone payments as projects progress and marketing authorization is obtained. The companies will pay royalties to one another dependent upon on the sales in each company’s respective sales regions after launch.

Eisai considers oncology a therapeutic area of focus and is committed to the development of new anticancer agents and treatments for supportive care. Eisai strives to further contribute to addressing the diverse needs of, and increasing the benefits provided to, patients with cancer and their families.

Media Inquiries:

Public Relations Department,

Eisai Co., Ltd.

+81-(0)3-3817-5120

[Notes to editors]

1.	About Epizyme Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company that discovers, develops and plans to commercialize novel epigenetic therapies for cancer patients. Epizyme has built a proprietary product platform that the Company uses to create small molecule inhibitors of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients for a personalized approach to cancer treatment. For more information, visit www.epizyme.com.

2.	About EZH2

EZH2 is one of the proteins that make up the histone methyltransferases (HMTs) that alter gene expression. EZH2 is known to methylate lysine 27 of the protein H3 (H3K27), H3 being one of the five major histone groups (H1, H2A, H2B, H3 and H4) that together help to store DNA in eukaryotic cell nuclei. H3K27 methylation is also known to suppress gene transcription. It is believed that EZH2 regulates cell proliferation, and may have an important role in carcinogenesis. Also, deletion of the INI1 subunit SWI/SNF chromatin-remodeling complex occurs in nearly all malignant rhabdoid tumors (MRT), a rare cancer, but with a particularly poor prognosis. An antagonistic relationship has been demonstrated between the biochemical action of the SWI/SNF complex and EZH2 on chromatin, which is relieved in MRT due to the INI1 deletion. EZH2 may be a potential driving oncogene in these cancers and therefore an important therapeutic target requiring further investigation. Created through Epizyme’s proprietary product platform, E7438 (EPZ-6438) is a first-in-class selective small molecule inhibitor of the epigenetic enzyme EZH2. Eisai and Epizyme initiated a global strategic partnership in March 2011 regarding the research, development and marketing of EZH2 targeted therapies for lymphomas and other cancers influenced by these genetic alterations.

EXHIBIT D

Asia

Bahrain, Bangladesh, Bhutan, Burma, Cambodia, China, Hong Kong, Indonesia, South Korea, Laos, Phillipines, Malaysia, Maldives, Mongolia, Nepal, Singapore, Sri Lanka, Taiwan, Thailand, Timor-Leste, and Vietnam.